Exhibit 4.31

DATED	March 2003

CLIVE JACOBS ESQ. AND OTHERS

- and -

lastminute.com plc

AGREEMENT
for the acquisition of shares in
HOLIDAY AUTOS GROUP LIMITED

Herbert Smith Exchange House Primrose Street London EC2A 2HS Tel: 020 7374 8000 Fax: 020 7374 0888 Ref: 30826590

SCHEDULE 1 PART I – THE VENDORS	27

SCHEDULE 2 Particulars of the Company and the Subsidiaries	28

PART 1	28

PART II	29

SCHEDULE 3 NON TAX-RELATED WARRANTIES		36

1.	ACCOUNTS	36

2.	ASSETS	38

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3.	LITIGATION	97

4.	SOLVENCY	98

DOCUMENTS IN THE AGREED TERMS

Tax Deed
directors/secretaries resignation letters
board minutes
Replacement Guarantees
Purchaser Solicitors’ Undertaking
5.5 letter
directors’ responsibility statement
Service Contract
pre-registration power of attorney

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THIS AGREEMENT is made on 2003

BETWEEN:

(1)	Clive Grant Jacobs of High Barn, Church Lane, Finchampstead, Wokingham, Berkshire, RG40 4LR (“Founder Vendor”); and

(2)	THE PERSONS whose names and addresses are set out in part I of Schedule 1 (the “ECI Vendors” and severally an “ECI Vendor”); and

(3)	THE PERSONS whose names and addresses are set out in part III of Schedule 1 (the “Management Vendors” and severally a “Management Vendor”); and

(4)	THE PERSONS whose names and addresses are set out in part IV of Schedule 1 (the “Ordinary Share Vendors” and severally an “Ordinary Share Vendor”); and

(5)
lastminute.com plc a public limited company incorporated under the laws of England and Wales whose registered office address is at 4 Buckingham Gate, London SW1E 6JP, UK. (registered number 3852152) (the “Purchaser”); and

(6)	Lastminute Jersey Limited (company number 85072) whose office is at 22 Grenville Street, St Helier Jersey, St. Helier, Jersey JE4 8PX Channel Islands (“LJL”).

RECITALS:

(A)
Holiday Autos Group Limited, a company incorporated under the laws of England and Wales whose registered office address is at Holiday Autos House, Pembroke Broadway, Camberley, Surrey GU15 3XD, UK (registered number 3556797) (the “Company”) is a private company limited by shares. Further details of the Company, its authorised and issued share capital, shareholders and the names of its present directors and secretary are set out in Part I of Schedule 2 (hereby incorporated into this recital (A)).

(B)
The companies named in Part II of Schedule 2 (the “Subsidiaries”) are the only subsidiaries of the Company. Further details of the Subsidiaries, their authorised and issued share capitals and the names of their present directors and of their secretaries are set out in Part II of Schedule 2 (hereby incorporated into this recital (B)).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in the Schedules the following definitions are used:

“2002 Accounts” means the consolidated audited group accounts of the Company (within the meaning of section 227 of the Companies Act) for the financial year ended on 31 October 2002;

“2002 CPR Excess” means the amount by which it is finally determined that the actual cost offset against accruals for liabilities to suppliers for the prior years ended 31 October 2002 exceeds the amount provided to be so offset in the 2002 Accounts subject always to a maximum of £500,000;

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“Accounts Date” means 31 October 2002;

“Admission” means admission to the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange in accordance with the LSE Admission Standards of any relevant shares in the Purchaser becoming effective by the decision of the UK Listing Authority to admit such shares to listing being announced in accordance with paragraph 7.1 of the Listing Rules and by the announcement of the decision of the London Stock Exchange to admit such shares to trading in accordance with the LSE Admission Standards;

“Allotment” means in respect of any Vendor the number of Consideration Shares set out opposite his name in column 4 of schedule 1 — Parts I-IV (as the case may be);

“Balance Shares” means the number of ordinary shares of 1p each in the capital of the Purchaser, rounded to the nearest whole share as shall have had an aggregate value, fixed at the Balance Share Price, equal to the value of the Balance Amount, to be allotted to the Warrantors in accordance with Clause 7;

“Balance Shares Price” means the average middle market price of one ordinary share of 1p in the capital of the Purchaser on the 20 dealing days ending on the Deductible Amount Determination Date;

“Beneficiary” the Purchaser and LJL whether acting together or alone;

“business day” means a day (not being a Saturday) on which banks are open for general banking business in the City of London;

“CAA” means the Capital Allowances Act 2001;

“Commercial Properties” means the leasehold properties listed in Part A of Schedule 5;

“Companies Act” means the Companies Act 1985;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 11;

“Completion Consideration Share Price” means the price of one ordinary share of 1p in the capital of the Purchaser being 87p;

“Consideration (Cash)” means (subject to clause 8.2) the £16 million payable to the Vendors by LJL and the Purchaser in accordance with this Agreement;

“Consideration Shares” means any of such number of ordinary shares of 1p each in the capital of the Purchaser, rounded to the nearest whole share, as shall have an aggregate value, fixed by reference to the Completion Consideration Share Price, equal to £23,656,840 (being 27,191,771 ordinary shares of 1p each in the capital of the Purchaser) to be allotted to the Vendors by the Purchaser in accordance with this Agreement;

“Contingent Consideration” means together the Contingent Consideration (Founder) and the Contingent Consideration (Variable) howsoever paid in accordance with this Agreement;

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“Contingent Consideration (Founder)” means further consideration of £1.6 million payable to the Founder Vendor in accordance with clause 4;

“Contingent Consideration (Founder) Shares” means such number of ordinary shares of 1p each in the capital of the Purchaser that may be allotted to the Founder Vendor by the Purchaser in accordance with clause 4.5, rounded up to the nearest whole share, as shall have an aggregate value, fixed by reference to the Contingent Consideration (Founder) Price, equal to the value of £1.6 million;

“Contingent Consideration (Founder) Date” means 17 March 2004;

“Contingent Consideration (Founder) Price” means the closing middle market price of one ordinary share of 1p in the capital of the Purchaser on the last dealing day prior to the Contingent Consideration (Founder) Date;

“Contingent Consideration (Variable)” means the £1,667,936 (or part thereof) payable to the Vendors (other than the ECI Vendors) in accordance with clause 4.3,

“Contingent Consideration (Variable) Shares” means such number of ordinary shares of 1p each in the capital of the Purchaser that may be allotted to the Vendors by the Purchaser in accordance with clause 4.3, rounded up to the nearest whole share, as shall have an aggregate value, fixed by reference to the Contingent Consideration (Variable) Price, equal to the value of the Contingent Consideration (Variable);

“Contingent Consideration (Variable) Date” means 17 March 2004;

“Contingent Consideration (Variable) Price” means the closing middle market price of one ordinary share of 1p in the capital of the Purchase on the last dealing day prior to the Contingent Consideration (Variable) Date;

“Databases” means collections of data in machine readable form relating to the business of the Company including databases relating to customers, suppliers and employees;

“Data Protection Laws” means all applicable laws, regulations, regulatory requirements and/or codes of practice in connection with data protection and privacy and the processing of personal data in the United Kingdom, Republic of Ireland, Germany, Sweden, France, Norway, Belgium or Switzerland;

“Deductible Amount” an amount agreed between the parties or specified in accordance with Clause 7 in respect of any Relevant Claim which has been notified in writing to the Warrantors on or before March 17 2004;

“Deductible Amount Determination Date” the day on which it is agreed between the Purchaser and the Founder Vendor or judicially determined that the liability of the Warrantors in respect of any Relevant Claim is less than any Deductible Amount;

“Directors’ Loan Amount” means £212,451.00 or such greater or lesser amount representing indebtedness to the Group by the Founder Vendor (or any member of the Founder Vendor’s family) as has been incurred (notwithstanding whether such amounts have been recorded in the books and/or the accounts of the Group (and not repaid to the Group) as at the date of Completion;

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“Disclosed Schemes” means the Executive Scheme, the GPPPs, the Stakeholder Scheme, the Executive Life Scheme and the Life Assurance Scheme;

“Disclosure Letter” means the letter from the Warrantors to the Purchaser delivered immediately prior to the coming into effect of this Agreement;

“ECI’s Guarantees” means guarantees given by the ECI Vendors to the Governor and Company of the Bank of Scotland dated 21 November 2002 securing facilities of £16,140,000 of the Group;

“ECI’s Representative” means Richard Chapman or such other person who may be notified by the ECI Vendors to the Purchaser in writing from time to time;

“ECI’s Solicitors” means Addleshaw Booth & Co of 25 Cannon Street, London EC4M 5TB;

“ECI’s Solicitors Account” means the client account of ECI’s Solicitors, details of which are contained in Schedule 11, or such other account as shall be notified in writing to the Purchaser by the ECI Vendors;

“EMU Compliant” means the Information Technology Systems will:

(A)	accept, process and store data in pounds sterling and other non-EMU-participating currencies relevant to the business and the euro correctly and consistently; and

(B)
carry out each of the processes referred to in paragraph (A) in a manner that complies with European Council Regulation No. 1103/97 of 17th June 1997 on certain provisions relating to the introduction of the euro;

“Executive Life Scheme” means the life scheme to which Swiss Life policy number 97/G04/0383 relates;

“Executive Scheme” means the StanPlan A Scheme providing benefits for Messrs Herbage, Sawers, Farrugia, Williams and Jacobs;

“Foreign Properties” means the leasehold properties listed in Part C of Schedule 5;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“GPPPs” means the Group Personal Pension Plans set up under Chapter IV Part XIV of the Taxes Act with scheme numbers 88919, 58170 and 65857;

“Group” means the Company and the Subsidiaries, and reference to a member of the Group shall be construed accordingly;

“Hardware” means computer hardware and peripherals, telecommunications equipment and infrastructure and other information technology-related plant and equipment used in connection with the business of the Company;

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“Information Technology Agreements” means all material agreements (including without limitation all side letters, or arrangements relating to the Information Technology Systems;

“Information Technology Systems” means all communications systems and computer systems used in connection with the business of the Company including all Hardware, Software and Websites but excluding networks generally available to the public;

“Intellectual Property Rights” means all Registered Intellectual Property Rights and all inventions (whether patentable or not), design rights, database rights, copyright, moral rights, semiconductor topography rights, unregistered trade and service marks, logos, get-up and trade names and the goodwill attaching to them, Know-how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world;

“Interest Rate” means Barclays Bank plc’s base lending rate from time to time;

“Know-how” means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) which is not in the public domain or trivial;

“Life Assurance Scheme” means the life assurance scheme to which the Declaration of Trust of the scheme to be known as The Holiday Autos No 2 Retirement and Death Benefits Scheme relates;

“Listing Rules” means the listing rules made by the UK Listing Authority under section 74(4) of the Financial Services and Markets Act 2000;

“LSE Admission Standards” means the rules issued by the London Stock Exchange in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List;

“Management Accounts” means the unaudited management accounts prepared by the Group in relation to the month ending 31 January 2003;

“Management Bonuses” means those amounts not exceeding, in aggregate, £1,851,159.00 payable to Messrs. David Wiseman, Simon Terry, Doug Sawers, John Donaldson, Jon Richards, Naz Mussar, Matthew Hart, Brian Farrugia, Michael Buller and Petur Petursson after the exchange of this Agreement;

“Non Tax-Related Warranties” means the warranties contained in Schedule 3;

“Official List” means the list maintained by the UK Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000;

“Pre-Completion Meeting” means the meeting referred to in Clause 7.1;

“Previous Accounts” means the audited consolidated balance sheets of the Company and its subsidiaries as at the end of each of the two accounting reference periods immediately preceding that ended on the Accounts Date and the audited profit and loss accounts of the Company and its subsidiaries for those two periods;

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“Previous Management Accounts” means the unaudited management accounts prepared by the Group in relation to the period from 1 August and ending on 31 December 2002;

“Previous Properties” means the leasehold properties listed in Part D of Schedule 5;

“Properties” means together the leasehold properties listed in Schedule 5;

“Purchaser’s Broker” means Cazenove & Co. Ltd of 12 Tokenhouse Yard, London EC2R 7AN;

“Purchaser Claims” means a claim by any of the Warrantors for any breach of the Purchaser Warranties;

“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time (including, for the avoidance of doubt the Group) and reference to a member of the Purchaser’s Group shall be construed accordingly;

“Purchase Price” means together (and subject to adjustment (if any) in respect of Deductible Amounts) – the Consideration (Cash), the Consideration Shares and the Contingent Consideration;

“Purchaser’s Solicitors” means Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS;

“Purchaser’s Solicitors undertaking” means an undertaking from the Purchaser’s Solicitors addressed to the Vendors in the agreed terms;

“Purchaser Warranties” means the warranties contained in Schedule 12;

“Registered Intellectual Property Rights” means all patents, utility models, registered designs, registered trade and service marks and domain names, together with:

(A)	the goodwill attaching to any of the foregoing;

(B)	any applications for registration and rights to grant of any of the foregoing; and

(C)	any rights or forms of protection of a similar nature to any of the foregoing anywhere in the world;

“Relevant Claim” means a claim alleging breach of the Warranties or for indemnification under the Tax Deed, in each case complying with the provisions of Schedule 10 and/or the Tax Deed as appropriate;

“Replacement Guarantees” means the guarantees to be given at Completion by the Purchaser to the Governor and Company of the Bank of Scotland in the agreed terms replacing the ECI Guarantees;

“Residential Properties” means the leasehold properties listed in Part B of Schedule 5;

“RTPA” means the Restrictive Trade Practices Acts 1976 and 1977;

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“Shares” means all the issued Shares, Ordinary A, Shares, Ordinary B, Shares, Ordinary C, Shares, Ordinary D and Shares, Preference;

“Shares, Ordinary A” means all the issued cumulative “A” ordinary shares of 1p each in the capital of the Company;

“Shares, Ordinary B” means all the issued “B” ordinary shares of 1p each in the capital of the Company;

“Shares, Ordinary C” means all the issued “C” ordinary shares of 1p each in the capital of the Company;

“Shares, Ordinary D” means all the issued “D” ordinary shares of 1p each in the capital of the Company;

“Shares, Preference” means all the issued cumulative redeemable preference shares of 1p each in the capital of the Company;

“Software” means all software (including software and firmware comprised in the Hardware) used in connection with the business of the Company and any supporting documentation;

“Stakeholder Scheme” means the scheme set up under Chapter IV Part XIV of Taxes Act with scheme number 80050;

“tax or taxation” shall have the meaning ascribed to that term in the Tax Deed;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Tax Deed” means the tax deed in the agreed form;

“Tax-Related Warranties” means the warranties contained in Schedule 4;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“The London Stock Exchange” means London Stock Exchange PLC;

“TTV Target (Harry)” means £172 million of car hire product or services sold by the Group in the financial year ended 31 October 2003;

“TTV Target (Harry) Figure” means the amount of car hire product or services sold by the Group in the financial year ended 31 October 2003 as agreed or determined in accordance with Schedule 7;

“TTV Target (Group)” means £172 million of car hire product or services sold by the Purchaser’s Group in the financial year ended 31 October 2003;

“TTV Target (Group) Figure” means the amount of car hire product or services sold by the Purchaser’s Group in the financial year ended 31 October 2003 as agreed or determined in accordance with Schedule 7;

“TTV Target (Lower) Group” means £150 million of car hire product or services sold by the Purchaser’s Group in the financial year ended 31 October 2003;

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“UK Listing Authority” means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000;

“VAT” means value added tax;

“VATA” means the Value Added Tax Act 1994;

“Vendors” means the Founder Vendor, the ECI Vendors, the Management Vendors and the Ordinary Share Vendors;

“Vendors’ Solicitors” means, save in respect of the ECI Vendors, DLA of 3 Noble Street, London EC2V 7EE;

“Vendors’ Solicitors’ Account” means the bank account detailed in Schedule 11;

“Warranties” means together the Non Tax-Related Warranties and the Tax-Related Warranties;

“Warrantors” means the Founder Vendor and the Management Vendors;

“Websites” means all websites used in connection with the business of the Company; and

“Website Content” means all of the content of the Websites including data, programs, scripts, design, layout, text, graphics, animation and sound.

1.2	In this Agreement, words and expressions defined in the Companies Act shall bear the same meaning as in that Act.

1.3	In this Agreement, save where the context otherwise requires:

1.3.1	a reference to a statute or statutory provision shall include a reference:

(A)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(B)	any subordinate legislation made under the relevant statute;

provided that no party to this Agreement shall have any greater liability as a result of such consolidation, modification, re-enactment, replacement or implementation of subordinate legislation as exists at the date hereof.

1.3.2	words in the singular shall include the plural, and vice versa;

1.3.3	the masculine gender shall include the feminine and neuter and vice versa;

1.3.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.3.5	a reference to a clause, sub-clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause, Schedule (as the case may be) of or to this Agreement;

1.3.6
where any of the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors are aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after making all reasonable enquiries of David Wiseman, Doug Sawers, Naz Mussar, Petur Petursson, Romuald Caillaud, Nadine Milleville and Sara Needham;

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1.3.7	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.3.8
references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.9	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

1.3.10	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.3.11	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.3.12
references to documents “in the agreed terms” shall be to documents agreed between the parties, annexed to this Agreement and initialled for identification by the Vendors’ Solicitors, the Purchaser’s Solicitors and ECI’s Solicitors;

1.3.13	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

1.3.14	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.3.15	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.4	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	SALE AND PURCHASE – SHARES

2.1
Each Vendor shall sell or procure to be sold with Full Title Guarantee and the Purchaser shall purchase and LJL shall purchase (severally pro rata as to the Consideration (Cash) provided by them) those Shares set opposite that Vendor’s name in column 2 of Schedule 1 – Parts I-IV.

2.2	The Shares are sold with Full Title Guarantee at Completion.

2.3
Each Vendor waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares sold by such Vendor under the articles of association of the Company or otherwise.

2.4
The Purchaser and LJL shall not be obliged to complete the purchase of any of the Shares unless the Vendors complete the sale of all the Shares simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Purchaser and LJL with respect to the purchase of the others.

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2.5	The obligations of LJL pursuant to this Agreement are limited to those set out in clause 2.1 and clause 4.2.2.

2.6
The liability of each ECI Vendor to the Purchaser under clauses 2.1 and 2.2 shall not exceed the aggregate of the Consideration (Cash) and Consideration Shares received by such ECI Vendor valued as at the date they were received by reference, in respect of the Consideration Shares, to the Completion Consideration Share Price.

3.	CONDITION PRECEDENT

3.1	Completion of the sale and purchase of the Shares is conditional upon:

3.1.1	The despatch by the Purchaser to its shareholders of a circular in a form not materially different to that annexed to this Agreement by the Purchaser’s Solicitors (“Circular”);

3.1.2	The passing at a General Meeting of the Purchaser of resolutions (in the form set out in the Circular) to approve the acquisition by the Purchaser of the Shares; and

3.1.3	Admission of the Consideration Shares taking place.

3.2
The Purchaser (subject to each member of the Purchaser’s board’s over-riding fiduciary duties) hereby undertakes to the Vendors that it will use all reasonable endeavours to procure that each of the Conditions set out in clauses 3.1.1 to 3.1.3 is fulfilled on or prior to 30 April 2003.

3.3
If the conditions in Clause 3.1 are not both satisfied on or before 5.30 p.m. on 30 April 2003, the parties shall have no further rights or obligations under this Agreement, save that Clause 15 (Announcements), Clause 18 (Costs) and Clause 20 (Governing Law, Jurisdiction and Service of Process) shall remain binding on the parties in accordance with their terms.

4.	PAYMENT OF PURCHASE PRICE

4.1	The total consideration for the sale of the Shares shall be the Purchase Price.

4.2	The Purchase Price (other than that part of it comprising the Contingent Consideration) shall be satisfied at Completion by:

4.2.1	in respect of the Consideration Shares, the allotment by the Purchaser to each Vendor of their respective Allotments credited as fully paid; and

4.2.2
in respect of the Consideration (Cash), the payment by LJL of £[12] million of the Consideration (Cash) and by the Purchaser of £[4] million (as to the balance) by CHAPS automated transfer to the Vendors’ Solicitor’s Account as to the aggregate Consideration (Cash) set out opposite the names of the Vendors (other than the ECI Vendors) and the ECI’s Solicitors’ Account as to the aggregate Consideration (Cash) set out opposite the names of the ECI Vendors, in each case in column 4 of Schedule 1 – Part 1. and such payments of the Consideration (Cash) in accordance with this clause shall be an effective discharge of LJL’s clause 2.1 and clause 4.2.2 obligations and the Purchaser’s clause 2.1 (as to the balance of the Consideration (Cash) and clause 4.2.2 obligations and LJL and the Purchaser shall not be concerned to see to the application of such monies or be answerable for the loss or misapplication of such monies following their payment into the Vendors’ Solicitors’ Account in relation to Shares other than those sold by the ECI Vendors and their payment into ECI’s Solicitors’ Account in relation to Shares sold by the ECI Vendors:

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4.3	DELETED

4.4	The Vendors (other than the ECI Vendors) shall be entitled to receive the Contingent Consideration (Variable) and the Contingent Consideration (Variable) shall be:

4.4.1	payable in the proportions set out in column 5 of Schedule 1 (subject to clause 7) by the Purchaser within 5 business days of the Contingent Consideration (Variable) Date;

(A)	in full (namely equal to £1,667,936) PROVIDED that the TTV Target (Harry) Figure equals or exceeds the TTV Target (Harry); or if such is not the case

(B)	as to 75% only (namely equal to £1,250,952) PROVIDED that the TTV Target (Group) Figure equals or exceeds the TTV Target (Group); or if such is not the case

(C)	as to 50% only (namely equal to £833,968) PROVIDED that the TTV Target (Group) Figure equals or exceeds the TTV Target (Lower) Group.

For the avoidance of doubt no Contingent Consideration (Variable) shall be payable if the TTV Target (Lower) Group Figure is less than the TTV Target (Lower) Group;

4.4.2
be satisfied (at the Purchaser’s election) either (a) by the allotment to the Vendors of the Contingent Consideration (Variable) Shares (but subject to clause 5.2) or (b) the payment to the Vendors by the Purchaser of the Contingent Consideration (Variable) in cash.

4.5	The Founder Vendor shall be entitled to receive the Contingent Consideration (Founder) on the Contingent Consideration (Founder) Date and the Contingent Consideration (Founder) shall be:

4.5.1
payable by the Purchaser on the Contingent Consideration (Founder) Date PROVIDED that the Founder Vendor is employed either by a member of the Group or the Purchaser as at the Contingent Consideration (Founder) Date or, if the Founder Vendor is not so employed at the Contingent Consideration (Founder) Date, the reason for such ceasing to be employed was not due to circumstances justifying termination in accordance with clause 2.3 of the Founder Vendor’s contract of service with the Purchaser, in the agreed form and duly signed by the Founder Vendor (the “Service Contract”) or in accordance with any analogous clause in any replacement service contract;

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4.5.2
satisfied (at the Purchaser’s election) either (a) by the allotment to the Founder Vendor of the Contingent Consideration (Founder) Shares (but subject to clause 5.2) or (b) the payment to the Founder Vendor by the Purchaser of £1.6 million in cash.

5.	CONSIDERATION SHARES

5.1
Any ordinary shares of 1p each in the capital of the Purchaser to be allotted to any of the Vendors pursuant to this Agreement, including ordinary shares of 1p each in the capital of the Purchaser to be allotted in satisfaction of the Purchaser’s obligation to pay the Contingent Consideration, shall be allotted credited as fully paid and free from all charges, liens and encumbrances and shall rank in full for all dividends paid by reference to a record date after the date of this Agreement but no earlier than the date of their allotment and in all other respects carry the same rights as the existing ordinary shares of 1p each in the capital of the Purchaser in issue on the relevant date.

5.2
The Purchaser shall procure that Admission shall have been granted in relation to all ordinary shares of 1p each in the capital of the Purchaser allotted to satisfy any Contingent Consideration prior to such allotments (such Admission being subject to allotment only) failing which it shall forthwith satisfy such Contingent Consideration in cash only.

6.	LOCK-UP PROVISIONS

6.1
The ECI Vendors and the Founder Vendor hereby agree and undertake that, during the period of 6 Months from Completion (“Shorter Period”), they shall not dispose of any Consideration Shares whatsoever. The Ordinary Share Vendors and the Management Shareholders hereby undertake that during the Shorter Period that they shall not dispose of Consideration Shares equal in number to more than 25 per cent. of their respective Allotments

6.2
Subject to Clauses 6.5 and 6.6 the ECI Vendors and the Ordinary Share Vendors hereby agree and undertake that, during the period of 12 Months from Completion (“Longer Period”) they shall retain at all times Consideration Shares equal in number to 50 per cent. of their respective Allotments and shall not dispose of Consideration Shares equal in number to up to and including 50 per cent of their Allotment.

6.3
The Founder Vendor and the Management Vendors hereby agree and undertake that they shall not dispose of any Consideration Shares whatsoever during the Longer Period save that the Management Vendors shall be entitled to dispose of Consideration Shares during the Longer Period which, when aggregated with any Consideration Shares disposed of by them during the Shorter Period shall not exceed 25 per cent. of their respective Allotments.

6.4	No Vendor shall during the period from Completion to six months after the end of the Longer Period dispose of any Consideration Shares without:

6.4.1	giving prior notice to the Purchaser; and

6.4.2
selling through the Purchaser’s Broker or any other principal broker for the time being appointed by the Company in such amounts and/or over such period(s) as such broker may reasonably recommend with a view to preserving an orderly market in the shares of the Purchaser unless a full service broker with offices in the City of London offers terms as to execution and price consistent with maintaining an orderly market in the shares of the Purchaser, that are:

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(A)	better, as to execution and price than those offered by the Purchaser’s Broker;

(B)	evidenced by written correspondence (including email) addressed to the relevant Vendor; and

(C)	not matched by the Purchaser’s Broker.

Each Vendor further undertakes on its own behalf only that, in addition to all other remedies to which the Purchaser may be entitled as a matter of law, the Purchaser shall be entitled to specific performance and any other form of equitable relief to enforce the provisions of this clause 6.4. Each Vendor on its own behalf only acknowledges that damages should not be an adequate remedy for any breach by it of this undertaking.

6.5	Clauses 6.1 to 6.4 shall not apply to a disposal of any Consideration Shares by any Vendor:

6.5.1	by way of acceptance of a general offer by a third party made in accordance with the City Code on Takeovers and Mergers for the share capital (or the share capital of one class) of the Purchaser;

6.5.2	made under an offer by the Purchaser to purchase its own shares which is made on identical terms to all holders of shares of the relevant class in the capital of the Purchaser;

6.5.3	effected under a compromise or arrangement proposed by the Purchaser under section 425 Companies Act 1985 or any scheme of reconstruction of the Purchaser under section 110 Insolvency Act 1986;

6.5.4	effected after or by virtue of the death of the relevant Vendor;

6.5.5
effected by way of the renunciation of any right to subscribe for shares in the Purchaser derived from shares in the Purchaser already held by the relevant Vendor or by way of any failure to take up any such right; or

6.5.6	effected for the purpose of enabling that Vendor to discharge any liability arising pursuant to a Relevant Claim.

6.6	Clauses 6.1 to 6.4 shall not apply to a disposal of any Consideration Shares by:

6.6.1	John Donaldson; or

6.6.2
the ECI Vendors to any fund, trust, company or partnership managed or advised by ECI Partners LLP, ECI Ventures Limited (or any partnership or company carrying on business in succession to either of them) provided that

(A)
if any such fund, trust, company or partnership ceases to be so managed or advised it shall transfer such Consideration Shares held by it to another fund, trust, company or partnership which is so managed or advised; and

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(B)	such fund, trust, company or partnership has first entered into an agreement with the Purchaser to adhere to the provisions of Clauses 6.1 to 6.4 only as if it were a party to this Agreement.

7.	DEDUCTIBLE AMOUNT

7.1
Subject to the provisions of this Clause 7, the Purchaser shall be entitled to deduct from the value of the Contingent Consideration attributable to the Warrantors (excluding the Contingent Consideration (Founder)) any Deductible Amount.

7.2
Any Deductible Amount (unless agreed by the parties), shall only be deducted pursuant to Clause 7.1 above, in the event that the Purchaser has first obtained an opinion of counsel of at least 10 years call (“Counsel”) in respect of the Relevant Claim in question (as expert and not as arbitrator), that in his opinion the Purchaser is more likely than not to succeed in establishing its claim on the basis of the information presented to him. For the avoidance of doubt, such Counsel, who shall be selected by agreement between the Purchaser and the Founder Vendor (on behalf of the Warrantors) or, failing agreement within 7 days upon the application of either the Purchaser or the Founder Vendor on behalf of the Warrantors, by the Chairman for the time being of the Bar Council (in which case any counsel considered shall have been appointed Queens Counsel), shall receive submissions from the parties in such form as he may request, shall be acting as expert and not arbitrator and shall not be required to make findings of fact or rulings as to matters of law. The Founder Vendor (on behalf of the Warrantors) and the Purchaser shall jointly instruct such expert to provide his opinion and specification of amount, within one week of accepting instructions.

7.3
In the event that the parties obtain such an opinion, such amounts as the Counsel as aforesaid shall specify as being a reasonable and prudent amount (and having made an allowance for interest and costs) in respect of the amount claimed shall be the Deductible Amount and for the avoidance of doubt, unless otherwise agreed between the parties, the Deductible Amount shall otherwise be zero. In the event that an opinion in respect of a Deductible Amount has been sought pursuant to Clause 7.2 but not yet provided at the date on which the Contingent Consideration (excluding the Contingent Consideration (Founder)) would otherwise fall due for payment the Purchaser shall be entitled to postpone settlement of the Contingent Consideration (excluding the Contingent Consideration (Founder)) to allow determination of the Deductible Amount (if any).

7.4
The costs of the expert shall be borne as such person directs. The opinion and/or specification of amount provided hereunder shall be, save in the case of manifest error, and subject to Clause 7.5, final and binding on the parties for the purposes specified in this clause.

7.5
In the event that and to the extent that it is subsequently agreed between the Purchaser and the Founder Vendor or judicially determined that the liability of the Warrantors in respect of the amount in question is less than any Deductible Amount deducted under Clause 7.1, the Purchaser shall immediately following such agreement or determination pay the resulting balance to the Warrantors together with interest payable by the Purchaser at the Interest Rate from the date of any deduction in accordance with this clause to the date of such determination or agreement (the balance being referred to below as the “Balance Amount”).

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7.6	The Balance Amount shall be satisfied by the allotment to the Warrantors of the Balance Shares (subject to clause 5.2), or at the Purchaser’s election, in cash.

8.	PERIOD BEFORE COMPLETION

8.1
The Founder Vendor and Management Vendors jointly and severally inter se (and the ECI Vendors (so far as they are reasonably able but not otherwise) and the Ordinary Share Vendors (so far as they are able but not otherwise), shall ensure that during the period beginning on the signing of this Agreement and ending at Completion, no member of the Group shall:

8.1.1	depart from the ordinary course of its day-to-day trading or materially alter the scope of its operations;

8.1.2	allot, issue, redeem, purchase or grant any right over any shares in their share capital;

8.1.3	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity;

8.1.4
make or announce any change (including by way of a reduction in contributions) to any pension scheme or retirement, death or disability benefit applicable to any of its current or former directors or employees (or any dependants of any such person) or grant or create any additional such benefits other than the Management Bonuses;

8.1.5	permit any of its insurance policies to lapse or knowingly do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable;

8.1.6
enter into any agreement or change the terms of any agreement to which it is a party at the date of this Agreement except in either case in the ordinary course of trading, or terminate or give notice to terminate any such agreement except in either case in the ordinary course of trading;

8.1.7	enter into any agreement or transaction with any Vendor or any person connected with any Vendor or pay any management charge or other fee to any Vendor or any person connected with any Vendor;

8.1.8	pass any resolution of its shareholders;

8.1.9	(subject to clause 8.2 below) declare, make or pay any dividend or other distribution;

8.1.10	incur any capital expenditure exceeding £25,000 in aggregate;

8.1.11	(other than in the ordinary course of trading) incur or assume any indebtedness in excess of £25,000 or make any payments out of or drawings on its bank account(s);

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8.1.12
sell or otherwise dispose of any interest in, or grant any third party rights (including any lease or option or right of pre-emption) in respect of, any of its assets except in the ordinary course of trading;

8.1.13	knowingly do anything outside the ordinary course of business which would cause the ECI Guarantees to be called by the Governor and Company of the Bank of Scotland.

9.	PRE-COMPLETION MEETING

9.1	A pre-completion meeting shall take place at the offices of the Purchaser’s Solicitors on 11 April 2003.

9.2	At the Pre-Completion Meeting:

9.2.1
the Vendors (except for the ECI Vendors) shall deliver or cause to be delivered to the Purchaser or the Purchaser’s Solicitors to be held by them on terms agreed with the Vendors’ Solicitors and ECI’s Solicitors:

(A)
duly executed transfers to the Purchaser and LJL Limited or their respective nominees of all of the Shares set out opposite their names in column 2 of Schedule 1 Part II-IV together with definitive share certificates for them in the names of the relevant transferors or deeds of indemnity in respect of missing share certificates duly executed by the relevant Vendors;

(B)	the Tax Deed duly executed on behalf of the Warrantors;

(C)	any power of attorney under which any document is executed on behalf of the relevant transferors;

(D)	in the case of a transferor who is not registered as the holder of any of the Shares sold by him only, evidence to the Purchaser’s satisfaction of his title or right to sell those Shares;

(E)
the certificate(s) of incorporation, common seal, all statutory and minute books and share certificate book of the Company and each of the Subsidiaries together with all unused share certificate forms;

(F)
definitive certificates in respect of all the shares beneficially owned by the Company or any of the Subsidiaries in each of the Subsidiaries together with duly executed transfers in blank in respect of all shares in the Subsidiaries not registered in the name of the Company or of another of the Subsidiaries;

(G)	all deeds and documents relating to the title of the Company or any of the Subsidiaries to each of the Properties;

(H)
a certificate of non-crystallisation from the Governor and Company of the Bank of Scotland in respect of the charge dated 21 November 2002 granted to it by the Company and in respect of each of the outstanding charges set out in Schedule 2 Part II;

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(I)
a power of attorney from each of the Vendors (and the holders of any nominee shares) in the agreed terms relating to the exercise of rights in respect of the Shares pending their registration in the name of the Purchaser and LJL and/or their respective nominees;

(J)	the written resignations of all directors of and the secretaries of the Company and each of the Subsidiaries nominated by the Purchaser executed as a deed in the agreed terms;

(K)	evidence satisfactory to the Purchaser that binding legal arrangements (conditional on Completion) have been made with the Company for the Directors’ Loan Amount to be repaid in full;

(L)	evidence satisfactory to the Purchaser that the Management Bonuses have been paid;

(M)
a certified copy special resolution of the Company authorising the Company to give the financial assistance set out in form 155(6)(a), together with a copy of that form 155(6)(a) signed by all of the directors of the Company as at the date of the declaration and a report prepared by Ernst & Young in connection with such financial assistance;

(N)	the Service Contract; and

(O)
a certified copy of an agreement terminating all shareholders’ agreements in relation to the Company as at the date of Completion, conditional only upon Completion and between the Vendors and the Company signed by the Vendors and the Company (“the Shareholders Termination Agreement”);

(P)
evidence satisfactory to the Purchaser that the call option between the Company and the Founder Vendor in relation to Holiday Hotels Limited (company number 04357078) dated 21 November 2002 has been validly exercised by the Company, not withdrawn and that the sale and purchase of the shares for £1 pursuant to that option has been completed;

The ECI Vendors shall deliver or cause to be delivered to the Purchaser or the Purchaser’s Solicitors to be held by them on terms agreed with the ECI’s Solicitors:

(Q)
duly executed transfers to the Purchaser and LJL or their respective nominees of all of the Shares set out opposite their names in column 2 of Schedule 1 – Part I (“ECI Shares”) together with definitive share certificates for them in the names of the relevant transferors or deeds of indemnity in respect of missing share certificates duly executed by the relevant ECI Vendor;

(R)	any power of attorney under which any document is executed on behalf of any ECI Vendor;

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(S)
a power of attorney from each of the ECI Vendors in the agreed terms relating to the exercise of rights in respect of the ECI Shares pending their registration in the name of the Purchaser and LJL and/or their respective nominees; and

(T)	a certified copy of the Shareholders Termination Agreement signed by the ECI Vendors.

9.2.2
the Founder Vendor, the ECI Vendors (so far as the ECI Vendors are reasonably able), the Management Vendors and the Ordinary Share Vendors shall procure that the following business is transacted at a meeting of the directors of the Company and each of the Subsidiaries, conditional only upon Completion:

(A)
the directors of the Company shall approve the transfers of the Shares for registration and the entry of the Purchaser in the register of members of the Company, in each case subject to the transfers being subsequently presented duly stamped;

(B)	the situation of the registered office of the Company and each of the Subsidiaries shall be changed to that nominated by the Purchaser;

(C)
all existing mandates for the operation of the bank accounts of the Company and each of the Subsidiaries shall be revoked and new mandates issued giving authority to those persons nominated by the Purchaser;

(D)	the accounting reference date of the Company and each of the Subsidiaries shall be changed to 30 September;

(E)	any person nominated by the Purchaser for appointment as a director or the secretary of the Company or any of the Subsidiaries shall be so appointed;

9.2.3	the Purchaser shall deliver to the Vendors’ Solicitors and to ECI’s Solicitors, to be held by them on terms agreed by each of them with the Purchaser’s Solicitors:

(A)
not later than 5 p.m. on the day of Completion share certificates in respect of the Consideration Shares (for the Vendors other than the ECI Vendors) to the Vendors’ Solicitors and for the ECI Vendors to ECI’s Solicitors;

(B)
a certified copy of the minutes of a meeting of the directors of the Purchaser or a duly constituted committee of that board in the agreed form resolving that the Purchaser should enter into this Agreement, and each other document to be delivered by it at the Pre-Completion Meeting and resolving that the Consideration be paid in accordance with this Agreement and that the Founder Vendor be appointed to the board of the directors of the Purchaser on Completion;

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(C)
a certified copy of the minutes of a meeting of the directors of LJL or a duly constituted committee of that board in the agreed form resolving that LJL should enter into this Agreement, and each other document to be delivered by it at the Pre-Completion Meeting and resolving that the Consideration be paid in accordance with this Agreement;

(D)
a certified copy of irrevocable undertakings to vote in favour of the resolutions in the Circular, signed by Allan Leighton, Brent Hoberman, Martha Lane Fox, Vimal Khosla, Bob Collier, Brian Collie, together representing 13.35% of voting rights of shares in the issued share capital of the Purchaser; and

(E)	the Purchaser’s Solicitors Undertaking;

9.3	Documents to be executed and delivered under Clause 9.2 shall be delivered undated and if so delivered may be dated by the recipient with the date of (and shall only take effect on) Completion.

9.4
The Purchaser shall pay, on Completion a sum in respect of the Vendor’s costs to be notified no more than 2 business days prior to the Completion and not exceeding £1,175,000.00 to the Vendors’ Solicitors’ Account and such payment shall be an effective discharge of the Purchaser’s obligations under this clause 9.4 and clause 18.1 and shall not be concerned as to the application of such monies or be answerable to the loss misapplication of such monies following such payment.

9.5
The Purchaser hereby undertakes to the ECI Vendors only to give the Replacement Guarantees to the Governor and Company of the Bank of Scotland at Completion and on or prior to Completion, the Purchaser shall deliver to the Governor and Company of the Bank of Scotland , duly executed, the Replacement Guarantees on terms that they become effective on Completion.

10.	DEFAULT UNDER CLAUSE

10.1
If any of the Vendors or the Purchaser does not or is unable to fulfil all of its obligations under Clause 9 at the time when the Pre-Completion Meeting is due to take place under Clause 9, the non-defaulting party may by notice to the other party:

10.1.1	postpone the Pre-Completion Meeting by up to 5 business days;

10.1.2
elect to proceed to the Pre-Completion Meeting, in which case the defaulting party shall be obliged to fulfil those obligations under Clause 9 which they are or it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified for the purpose in the notice; or

10.1.3
if having already given notice under Clause 10.1.1 and a period of not less than 5 Business Days having elapsed without each unfulfilled obligation in question having been fulfilled, elect not to complete the sale and purchase of the Shares.

For the purposes of this clause, the Vendors shall be regarded as a single party.

10.2	If the Pre-Completion Meeting is postponed on any occasion under Clause 10.1.1 Clause 10.1 shall apply with respect to each occasion to which it is so postponed.

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10.3
If the non-defaulting party elects not to complete the sale and purchase of the Shares under Clause 10.1.3, the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election, save that Clause 13 (Announcements), Clause 5 (Costs) and Clause 20 (Governing Law, Jurisdiction and Service of Process) shall remain binding on the parties in accordance with their terms.

10.4
Notwithstanding clause 10.3, if the Vendors elect not to complete the sale and purchase of the Shares under Clause 10.1.3 as a result of the Purchaser not being able to procure the provision of a letter of confirmation of cleared funds in the sum of the Consideration (Cash) then the Purchaser shall indemnify the Vendors and/or the Company against all expenses and costs incurred by them in relation to the preparation and negotiation of the Agreement and the documents in the agreed terms.

11.	COMPLETION

Subject to the satisfaction of all the requirements of Clause 9.2 Completion shall take place on the Admission of the Consideration Shares taking place.

12.	WARRANTIES

12.1	The Warrantors each warrant to the Beneficiary in the terms of the Warranties and the Purchaser warrants to each of the Warrantors in the terms of the Purchaser Warranties.

12.2
The Warrantors shall not (in the event of any claim being made against any of them in connection with the sale of the Shares to the Purchaser and LJL) make any claim against the Company or any of the Subsidiaries or against any director or employee of the Company or any of the Subsidiaries on whom any of the Warrantors may have relied before agreeing to any term of this Agreement or of the Tax Deed authorising any statement in the Disclosure Letter, but so that this shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which he may be entitled or claiming against any director or employee of the Company personally (and not the Company) in the case of fraud or wilful default. The rights of the Company or any of the Subsidiaries and any director or employer of the Company or any of the Subsidiaries under this sub-clause are subject to the provisions of sub-clause 17.7 (relating to third party rights).

12.3
Each of the Warranties shall be construed as a separate warranty and is given subject to the matters which are fairly disclosed in the Disclosure Letter but (save as expressly provided to the contrary) shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

12.4
The Warrantors shall immediately disclose to the Purchaser any matter or thing which arises or becomes known to any of them between the date of this Agreement and Completion which is inconsistent with any of the Warranties or which renders any of them misleading or which, if the Warranties were to be treated as repeated at Completion, would give rise to a breach of any of them at that time.

12.5
The rights and remedies of the Beneficiary in respect of a breach of any of the Warranties shall not be affected by Completion, by the giving of any time or other indulgence by the Beneficiary to any person, or by any other cause whatsoever except a specific waiver or release by the Purchaser in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Beneficiary, subject only to Schedule 10. The Purchaser shall have no right to rescind this Agreement in relation to a breach of Warranties or otherwise.

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12.6
Schedule 10 shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of all Claims (as defined in that Schedule) and Schedule 8 shall apply to limit or exclude, as the case may be, the liability of the Purchaser in respect of all Purchaser Claims.

12.7	The ECI Vendors shall have no liability under the Warranties.

13.	FOUNDER VENDOR’S LISTED COMPANY RESPONSIBILTIES

13.1
The Founder Vendor agrees to deliver, signed, to the Purchaser the 5.5 letter, the directors’ responsibility statement and the verification notes (all in the agreed form) and to sign the Listing Particulars immediately following the date of this Agreement.

14.	PROTECTION OF THE PURCHASER’S INTERESTS

14.1	In this clause:

14.1.1	“competing business” means the provision of the Restricted Services within the restricted area;

14.1.2	“restricted services” means the provision of car rental services as provided by the Company or any of the Subsidiaries at Completion;

14.1.3	“restricted area” shall mean the United Kingdom and Germany;

14.1.4	“Restricted Parties” means the Founder Vendor and the Management Vendors;

14.1.5	“Restricted Period” means the period of two years starting on Completion; and

14.1.6	references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

14.2	Each of the Restricted Parties covenants with the Purchaser that:

14.2.1
until the end of the Restricted Period, he shall not directly or indirectly carry on or be engaged or interested in a competing business save that he may hold for investment up to three per cent. of any class of securities quoted or dealt in on The London Stock Exchange or any other stock market or securities exchange;

14.2.2	until the end of the Restricted Period, he shall not directly or indirectly:

(A)
solicit, canvass or approach or endeavour to solicit, canvass or approach in competition with the Company or any of the Subsidiaries any person who is a significant customer of the Company or of any Subsidiary for the purpose of offering to that person restricted services or supply on behalf of a competing business restricted services to that person:

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(1)	who, to his knowledge, was provided with restricted services by the Company or any of the Subsidiaries at any time during the 2 years up to and including Completion; or

(2)	who, to his knowledge, was negotiating with the Company or any of the Subsidiaries for the supply of services at any time during the 12 months up to and including Completion;

(B)
solicit or entice away or endeavour to solicit or entice away from the Company or any of the Subsidiaries in competition with the Company or any of the Subsidiaries any person employed by the Company or any of the Subsidiaries in an executive capacity or senior technical capacity at Completion with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to the same field of work;

14.2.3
until the end of the Restricted Period the Vendors shall not at any time disclose or use, for his own benefit or that of any other person (other than for the proper performance of his duties to the Company or to any of the Subsidiaries) any confidential information or trade secrets which he possesses concerning the business or affairs of the Company or any of the Subsidiaries or of any person having dealings with the Company or any of the Subsidiaries, except any such information which is in the public domain other than by reason of any breach by the Vendors of any of their obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the business or affairs of the Company or any of the Subsidiaries; and

14.2.4
until the end of the Restricted Period the Vendors shall not disclose or use, for his own benefit or that of any other person (other than for the proper performance of his duties to the Company or to any of the Subsidiaries) any Know-how which he possesses concerning the business or affairs of the Company or any of the Subsidiaries or of any person having dealings with the Company or any of the Subsidiaries except any such Know-how which is in the public domain other than by reason of any breach by the Vendor of any of its obligations under this Agreement or any breach by any person of any duty of confidentiality in relation to the business or affairs of the Company or any of the Subsidiaries.

14.3
Each of the restrictions set out in Clauses 14.2.1 to 14.2.4 above is separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

14.4
The restrictions entered into by the Restricted Parties in Clause 14.2 are given to the Purchaser and LJL for itself and for the Company and each of the Subsidiaries in accordance with the provisions of Clause 17.7 (relating to third party rights) and each of the Restricted Parties agrees that he will, subject to the Purchaser meeting all their reasonable solicitor costs at the request of the Purchaser enter into a further agreement with the Company and each of the Subsidiaries whereby he will accept restrictions corresponding to the restrictions in this Agreement (or such of them as the Purchaser in its absolute discretion shall deem appropriate).

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15.	ANNOUNCEMENTS

15.1
None of the parties shall make, or procure or permit the making of, any announcement whether before or after Completion with respect to this Agreement or any ancillary matter without the prior consent of the other parties subject to Clause 13.2, and except as may be required to comply with the rules of the UK Listing Authority or the London Stock Exchange or as required by law or a court of competent jurisdiction or any other governmental or quasi governmental authority.

15.2
The Founder Vendor, Ordinary Share Vendors and Management Vendors and the ECI Vendors (so far as the ECI Vendors are reasonably able but not otherwise) shall at the Purchaser’s request and on payment of any reasonable third party costs supply such information and reports concerning the Company and any of the Subsidiaries as may be required by the Purchaser to comply with the rules of the UK Listing Authority or The London Stock Exchange as to any announcement or document required to be made or published with respect to this Agreement.

16.	ACCESS

The Founder Vendor, Ordinary Share Vendors and Management Vendors and the ECI Vendors (so far as the ECI Vendors are reasonably able but not otherwise) shall procure that as from the date of this Agreement the Purchaser and any persons authorised by it shall be given, on reasonable notice and during business hours, full access to the employees, premises, books of account, records and documents of the Company and each of the Subsidiaries and the directors and employees of the Company and each of the Subsidiaries shall be instructed to give promptly to the Purchaser and any persons authorised by it all information in relation to the Company or any of the Subsidiaries that the Purchaser may reasonably and properly request.

17.	MISCELLANEOUS

17.1
No party may assign its rights under this Agreement (save that following Completion the Purchaser may assign its rights under this Agreement to another member of the Purchaser’s Group on terms that should such company cease to be a member of the Purchaser’s Group such company shall assign such rights back to the Purchaser or another member of the Purchaser’s Group) and this Agreement shall be binding on and enure for the benefit of the parties’ successors, assigns and personal representatives.

17.2
Each of the parties to this Agreement confirms that this Agreement together with the documents in the agreed form, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes and extinguishes any and all previous agreements between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied by law or custom.

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17.3	Each party confirms that:

17.3.1	in entering into this Agreement it has not been induced by, nor relied on, any representation nor any warranty or undertaking which is not contained in this Agreement;

17.3.2
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement; and

17.3.3	it irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement by reason of any misrepresentations and/or warranty not set forth in any such document.

17.4
In the event that any provision of this Agreement shall be void or unenforceable by reason of any provision of applicable law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible.

17.5	So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

17.6
Each of the Vendors shall at the Purchaser’s expense after Completion execute all such deeds and documents and do all such things as the Purchaser may reasonably require for vesting in the Purchaser the legal and beneficial title to the Shares.

17.7	With the exception of:

17.7.1	the rights of the Company and the Subsidiaries and of any director or employee of the Company or any of the Subsidiaries to enforce the terms contained in Clause 12.2;

17.7.2	the rights of the Company and the Subsidiaries to enforce the terms contained in Clause 14.2; and

(together such persons being referred to as the “Third Parties”) no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The rights of the relevant Third Parties to enforce the terms of Clause 12.2 and Clause 14.2, are subject to the term that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under Clauses 12.2 and 14.2 are also subject to the terms of Clause 17.1 (relating to assignment) and Clause 20 (relating to governing law, jurisdiction and service of process). The parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.

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18.	COSTS

18.1
The parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it provided that the Purchaser shall have made a contribution to the Vendor’s costs which shall be satisfied on the satisfaction of the requirements of clause 9.4.

19.	NOTICES

19.1	A notice, approval, consent or other communication (including a delivery where the context permits) in connection with this Agreement:

19.1.1	must be in writing;

19.1.2	in the case of the Purchaser and LJL, must be marked “for the attention of David Howell”;

19.1.3
must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or if the addressee notifies another address in England and Wales then to that address.

The address and facsimile number of each party is:

Vendors

Addresses: – as set out in Schedule 9

Purchaser

Address: 4 Buckingham Gate, London SW1E 6JP, UK.

19.1.4	for the avoidance of doubt, must not be sent by electronic mail.

19.2
A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 19.3) unless a later time is specified in it.

19.3	A letter is deemed to be received, unless actually received earlier, on the third (seventh, if posted to or from a place outside the United Kingdom) business day after posting.

19.4
A notice given or document supplied to any one or more of the ECI Vendors shall be marked for the attention of Richard Chapman and shall be deemed to have been given or supplied to all of the ECI Vendors.

20.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

20.1	This Agreement shall be governed by, and construed in accordance with, English law.

20.2	Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

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20.3
Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

20.4
Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 19 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 19.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

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SCHEDULE 1

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SCHEDULE 2

PART 1
DETAILS OF THE COMPANY

Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Autos Group Limited	3556797	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£61,500 divided into 2,560,000 Cumulative ‘A’ Ordinary, 699,900 ‘B’ Ordinary, 250,000 ‘C’ Ordinary, 100 ‘D’ Ordinary and 2,640,000 Cumulative Redeemable Preference £0.01 Shares	£60,777.76 divided into 2,560,000 ‘A’ Ordinary, 636,554 ‘B’ Ordinary, 250,000 ‘C’ Ordinary, 100 ‘D’ Ordinary and 2,640,000 Redeemable Preference £0.01 Shares	Clive G Jacobs, Charles Smith, Michael J Shires, Anthony D Seaman, ECI 5, ECI 5 ‘B’, ECI Developments 3, Brian Farrugia, Michael Buller, Ron Haylock, Sara Zimmerman, John Donaldson, Jon Richards	Clive G Jacobs, John S Donaldson, Brian Farrugia, Jon Richards, Simon D Terry, Paul S Thomas, David C Wiseman	Ernst & Young	Bank of Scotland	The Governor and Company of the Bank of Scotland – Debenture, ECI 5B LP (No 4585) – Debenture, ECI LP (No LP4581) – Debenture, ECI Developments 3 LP (No LP4582) – Debenture

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PART II
DETAILS OF THE SUBSIDIARIES

Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Autos Holdings Ltd	3079209	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£90,000 divided into 5,360,000 Cumulative ‘A’ Ordinary, 750,000 ‘B’ Ordinary, 250,000 Redeemable ‘C’ Ordinary, 2,640,000 Cumulative ‘C’ Preference £0.01 Shares	£90,000 divided into 5,360,000 Cumulative ‘A’ Ordinary, 750,000 ‘B’ Ordinary, 250,000 Redeemable ‘C’ Ordinary, 2,640,000 Cumulative ‘C’ Preference £0.01 Shares	Holiday Autos Group Limited	Clive G Jacobs, Brian Farrugia, David C Wiseman	Ernst & Young	Bank of Scotland	The Governor and Company of the Bank of Scotland – Debenture, ECI 5B LP (No 4585) – Debenture, ECI LP (No LP4581) – Debenture, ECI Developments 3 LP (No LP4582) – Debenture

Holiday Autos International Ltd	2954204	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£50,000 divided into Ordinary £1 Shares	£50,000 divided into 100 Ordinary and 49,900 ‘A’ Ordinary Shares	Holiday Autos Holdings Ltd	Clive G Jacobs, Simon D Terry, Brian Farrugia, David C Wiseman	Ernst & Young	Bank of Scotland	The Governor and Company of the Bank of Scotland – Debenture, ECI 5B (No. LP 4585) – Debenture, ECI 5 LP (No. LP 4581) – Debenture, ECI Developments 3 LP (No. LP 4582) – Debenture

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Autos Benelux SA	650184	Belgium	Rue du Sceptre/Scepterstraat 33, 1050 Brussels, Belgium	N/A	€ 62,000 divided into 620 registered shares, having a nominal value of € 100 each, paid up in full	(1) Holiday Autos Holdings Ltd, owner of 619 registered shares (2) Holiday Autos Group Ltd., owner of 1 registered share	Clive G Jacobs, Simon D Terry, David C Wiseman	Mr. Frank Petré		Nil

Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Autos Nordics AS	984 314 329	Norway	Möllerveien 4 0182 Oslo Norway	100,000 NOK	100,000 NOK	Holiday Autos Holdings Ltd	Clive Grant Jacobs (chairman) Brian Farrugia David Wiseman	Ernst & Young AS

Holiday Autos Italia S.r.l.	13291740150	Italy	Piazza Sant’ Ambrogio 16, 20123 Milano	EUR 25.500,000	EUR 25.500,000	Holiday Autos Holdings Ltd – 90% Holiday Autos International Limited – 10%	Brian Farrugia John Williams Clive Jacobs	Studio Carnago	Unicredito and Comit

Holiday Autos Gmbh	HRB 84528	Germany	brunhildenstrasse 25 80639 München Germany	50.000 German marks	50.000 German marks	Holiday Autos International Ltd	Michael Buller Brian Farrugia	Ernst & Young

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Autos Holdings France	421568957	France	Rond Point Europeen, Bâtiment C, 11 rue Maurice Grandcoing, 94200 Ivry sur Seine	N/A	EUR 7750	Holiday Autos International Ltd	Clive Jacobs		Societe Generale/Banque Baecque Beau

Holiday Autos France	383625035	France	Rond Point Europeen, Bâtiment C, 11 rue Maurice Grandcoing, 94200 Ivry sur Seine	N/A	EUR 155,000	Holiday Autos Holdings France Clive Jacobs, Brian Farrugia, Simon Terry, David Wiseman, Sara Zimmerman, Alan Herbage	Clive Jacobs, Romauld Caillaud, Phillipe Jolly		Societe Generale/Banque Baecque Beau

Holiday Autos (Schweiz) AG	CH.170.3. 022.636.8	Switzerland	Baarerstrasse 57, 6304 Zug	N/A	CHI – 100,000 divided into 100 bearer shares	Holiday Autos International Ltd Richard Gugerli, Markus Flühmann	John Williams, Richard Gugerli, Markos Flühmann	RV Revisions AG, Zug

Holiday Autos Nordic AB	556503-9517	Sweden	Box 1173 172 24 Sundby-berg Sweden	The articles of association states that the share capital shall be between 100,000 and 400,000 SEK. The share capital of SEK 100,000 is the issued and paid up share capital.	100,000 SEK	Holiday Autos International Ltd	Clive Grant Jacobs (chairman) Brian Farrugia David Wiseman	Carl Richard Richardsson Roth

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders		Directors		Auditors	Bankers	Outstanding charges

Holiday Autos Australia PTY Ltd	70 087 777 820	Australia	C/o VJ Ryan & Co, Level 5, 255 George Street, Sydney 2000 NSW	$2	$2	Holiday Autos International Ltd		Clive Jacobs, John Williams, Nicholas C Dobner		VJ Ryan & Co, Level 5, 255 George Street, Sydney 2000 NSW	Westpac, 346 The Kingsway, Caringbah, NSW 2229 Australia

Holiday Autos U.K. and Ireland Ltd	3292373	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into 100 Ordinary Shares	Holiday Autos Group Ltd		Clive G Jacobs, Brian Farrugia, Douglas H Sawers, David C Wiseman				National Westminster Bank Plc – Debenture, The Governor and Company of the Bank of Scotland – Debenture, ECI 5 LP – Debenture, ECI 5B LP – Debenture, ECI Developments 3 LP – Debenture

Holiday Autos US Inc		USA	Address for service of process: Golenbock Eiseman Assor Bell & Peskoe, 437 Madison Avenue, New York, New York 10022	100,000 shares	100 shares	Holiday Autos International Ltd		Clive Jacobs

HA North America Inc		USA	State of New York	2000 shares	100 shares	Holiday Autos US Inc		Clive Jacobs

Holiday Autos LLC		USA	State of New York	N/A	not shares voting interests 100%		Holiday Autos US Inc 50%, HA North America Inc 50%		Clive Jacobs, Sara Zimmerman

MOB International Inc		USA	State of New York	200 shares	20 shares	HA North America Inc

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Autos Europe Ltd	2554285	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into £1 Ordinary Shares	£100 divided into £1 Ordinary Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Parking Ltd	2456701	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Essentials Ltd	2915673	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Drive America Ltd	2901556	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Drive Europe Ltd	2608071	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Autos Ltd	2639090	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Car Shop Ltd	3372082	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

HA Technology Ltd	3476701	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£50,000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman, Alan F Herbage			The Governor and Company of the Bank of Scotland – Debenture

Leisure Cars Ltd	3338510	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Leisure Cars Direct Ltd	3338850	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Group Ltd	3911783	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£2 divided into Ordinary £1 Shares	Holiday Autos International Ltd	Clive G Jacobs, David C Wiseman			The Governor and Company of the Bank of Scotland – Debenture

Holiday Autos BV	Dissolved	Holland				Holiday Autos International Ltd

Holiday Autos Limited	325720	Ireland	Maxol Station, Ennis Road Limerick Ireland	€100,000 divided into 100,000 Ordinary Shares of €1 each	€2 divided into 2 Ordinary Shares of1 each	Holiday Autos International, Pembroke Broadway, Camberley, Surrey England GU15 3XD	Clive G Jacobs John Leahy Dougas H Sawers	Fennelly O’Farrell & Co. 80 Ranelagh Road, Ranelagh, Dublin 6 Ireland

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Name	Reg No:	Country of Incorp	Reg Office	Authorised share capital	Issued Share Capital	Registered shareholders	Directors	Auditors	Bankers	Outstanding charges

Holiday Hotels Limited	4357078	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1800 divided into 49,900 A shares of £0.01, 30,100 B shares of £0.01, 10,000 C shares of £0.05 and 10000 D shares of £0.05	£1800 divided into 49,900 A shares of £0.01, 30,100 B shares of £0.01, 10,000 C shares of £0.05 and 10000 D shares of £0.05	Holiday Autos Group Limited 49,900 “A” shares, Clive Jacobs 30,100 “B” shares, Sara Zimmerman 10,000 “C” shares, Paul Evans 5000 “D” shares, Ogier Employee Benefit Trustee Limited 5000 “D” shares.	Clive Jacobs, Douglas Sawers			Barclays Bank plc – Deed of charge over credit balances, The Governor and Company of the Bank of Scotland – Debenture

Holiday Flights Limited	2821129	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Clive G Jacobs [transferred to Holiday Autos Group Limited subject to stamping]	Clive G Jacobs, David C Wiseman

Holiday Villas Limited	2864142	UK	Holiday Autos House, Pembroke Broadway, Camberley, Surrey, GU15 3 XD	£1000 divided into Ordinary £1 Shares	£100 divided into Ordinary £1 Shares	Clive G Jacobs [transferred to Holiday Autos Group Limited subject to stamping]	Clive G Jacobs, David C Wiseman

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SCHEDULE 3

THE NON TAX-RELATED WARRANTIES

1.	ACCOUNTS

1.1	General

the 2002 Accounts:

1.1.1
have been prepared in accordance with all applicable law under the historical cost convention as modified by the alternative accounting rules and in accordance with generally accepted accounting practice and otherwise on a consistent basis with the Previous Accounts and, so far as the UK Subsidiaries are concerned, in accordance with all applicable Statements of Standard Accounting Practice and Financial Reporting Standards;

1.2.1	show a true and fair view of the state of affairs of the Group as at the Accounts Date and of its profit or loss for the accounting reference period ended on that date;

1.3.1
(save as the 2002 Accounts expressly disclose) are not affected by any unusual or non-recurring items and have not, in relation to the profit or loss shown in the 2002 Accounts, been affected by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

1.2	Provision for liabilities, capital commitments and bad debts the 2002 Accounts include all liabilities and provisions required to be recognised by Financial Reporting Standard 12 entitled “Provisions, Contingent Liabilities and Contingent Assets” and make proper provision for all bad and doubtful debts;

1.3	Valuation and depreciation as in Previous Accounts

the basis of depreciation adopted in the 2002 Accounts in respect of fixed assets are the same as those adopted in the Previous Accounts;

1.4	Rate of depreciation

the rate of depreciation applied in the 2002 Accounts is in accordance with the policy set out in the 2002 Accounts.

1.5	Related parties and related party transactions

the 2002 Accounts include all disclosures required by Financial Reporting Standard 8 entitled “Related Party Disclosures”;

1.6	Application of warranties to the Company’s accounts

each of the statements in sub-paragraphs 1.1 to 1.5 would be true and accurate in relation to the accounts of the Company if:

1.6.1
for references to the 2002 Accounts there were substituted references to the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the accounting reference period ended on that date;

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1.6.2	for references to the Group there were substituted references to the Company;

1.7	Position since Accounts Date

since the Accounts Date:

1.7.1
apart from any dividends provided for in the 2002 Accounts no dividend or other distribution (as defined for the purposes of section 209 or 210 of the Taxes Act) has been declared, paid or made by the Company;

1.7.2	the business of the Company has been carried on in the ordinary and normal course and so as to maintain it as a going concern;

1.7.3
there has been no event, change or occurrence which, individually or together with any other event, change or occurrence has, or would, or could reasonably be expected to have, a material adverse effect on or cause a material adverse change to the financial or trading position of the Company;

1.7.4
the Company has not lost any significant and material source of supply or been affected by any abnormal trading factor and the Warrantors are not aware of any facts likely to give rise to any such effect whether before or after Completion;

1.7.5	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of business;

1.7.6
no material debtor has been released by the Company on terms that he pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been disclosed to the Purchaser) and no material debt has been written off or has proved to be irrecoverable to any extent;

1.7.7
the Company has not paid any service, management or similar charges or any interest or amount in the nature of interest (other than bank interest) to any other person (except to any member of the Group) or incurred any liability to make such a payment;

1.9	Management Accounts

the Management Accounts:

1.9.1
have been prepared using the same estimation techniques and accounting policies as those adopted in preparing the Previous Management Accounts; (except so far as these relate to VAT and the release of cost provisions) and

1.9.2
have been carefully prepared, are not misleading and do not overstate the profits or understate the losses of the Group in respect of the period to which they relate taking into account the fact that they are prepared for ongoing management purposes only and are not audited accounts.

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2.	ASSETS

2.1	Title to Assets

the assets included in the 2002 Accounts or acquired by the Company since the 2002 Accounts Date (other than trading stock disposed of since that date in the ordinary course of business and other than the Properties) and all other assets used or employed by the Company are the absolute property of the Company free from any mortgage, charge, lien, bill of sale or other encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and all such assets are in the possession or under the control of the Company;

2.2	Condition of equipment

the office equipment and computer systems of the Company are in satisfactory repair, regularly maintained and serviceable and comply with any applicable legal requirement or restriction in all material respects;

2.3	Control of records and information

all records and information belonging to the Company (whether or not held in written form) are in its exclusive possession, under its direct control and subject to unrestricted access by it;

2.4	Acquisition at arm’s length

the Company has not within the period of twenty-four months ending on the date hereof, acquired any asset on terms which were not by way of bargain at arm’s length;

2.5	Nature of debts

the Company is not owed any money other than trade or other debts in each case incurred in the ordinary course of business and cash at bank;

2.6	Realisation of book debts

the book debts shown in the 2002 Accounts have realised their full nominal amount less any reserve for bad or doubtful debts included in the 2002 Accounts;

3.	BORROWINGS, GRANTS AND LOANS TO DIRECTORS

3.1	Borrowings

3.1.1	the Company does not have outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(A)	monies borrowed or raised;

(B)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(C)	moneys raised under any bond, note, stock, or other security;

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(D)	moneys raised under or in respect of acceptance credit and documentary credit facilities;

(E)	the acquisition cost of assets or services to the extent payable after the time of acquisition or possession;

(F)	rental payments under chattel leases and hire purchase agreement; or

(G)
any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (A) to (F) above any such obligation being referred to below as a “Borrowing”;

3.1.2
the Company does not have subsisting over the whole or any part of its present or future revenues or assets any encumbrance, mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect;

3.1.3
no Borrowing of the Company has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Company;

3.1.4
no event or circumstance has occurred, or may occur with the giving of notice or lapse of time determination of materiality or satisfaction of any other condition, such as to entitle any person to require the payment or repayment of any Borrowing before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of the Company under an agreement relating to Borrowing;

3.2	Grants and subsidies

the Company has not done or agreed to do anything as a result of which:

3.2.1	any investment grant or other grant or any subsidy received by the Company is or may be liable to be refunded wholly or partly; or

3.2.2	any application made by the Company for such a grant or subsidy shall or may be refused wholly or partly and neither the signature nor the performance of the Agreement shall have any such result;

3.3	Loans to directors and connected persons

there is not outstanding:

3.3.1	any loan made by the Company to, or debt owing to the Company by, any of the Vendors or any director of the Company or any person connected with any of them other than the Director Loans;

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3.3.2	any agreement or arrangement to which the Company is a party and in which any of the Vendors or any director of the Company or any person connected with any of them is interested;

4.	PROPERTIES

4.1	Interests

The Properties comprise all the land and buildings currently owned by the Company or any of its Subsidiaries or occupied by them or in which they have any other interest, right or liability;

4.2	Title

in the case of each of the Commercial Properties:

4.2.1
Holiday Autos International Limited (“HAIL”) is the sole legal and beneficial owner of an unencumbered estate in possession and has a good and marketable title to it and has in its possession or under its control free of any lien all relevant original title deeds and documents necessary to prove the title of HAIL;

4.2.2
HAIL is in possession of, owns, uses and occupies it free from any mortgage or charge, licence, rent charge, overriding interest (as defined in section 70 of the Land Registration Act 1925), lien, lease, underlease, tenancy, right, covenant, limitation, restriction, option, right of pre-emption, easement, exception or reservation or other agreement or arrangement affecting it;

4.2.3	so far as the Warrantors are aware there is no right, easement, wayleave, licence or informal arrangement, public or private, which is enjoyed or in course of being acquired by or against it;

4.2.4	HAIL has not been served with any notice of breach of its covenants under the relevant lease;

4.2.5
there is no circumstance of which the Warrantors are aware which would entitle any third party to exercise a right or power of entry or to take possession, or which would in any other way affect or restrict its continued possession, enjoyment or use;

4.2.6
all fixtures, fittings, plant and equipment (other than landlord’s fixtures and fittings and meters and other equipment belonging to suppliers of telephone, electricity, gas and water services) are HAIL’s own absolute property free from encumbrances;

4.3	Statutory obligations, notices and orders

4.3.1
so far as the Warrantors are aware, no notice, order, proposal, application, request or schedule of dilapidations affecting or relating to any of the Commercial Properties have been served or made by any authority or other person or by HAIL and, so far as the Warrantors are aware, there are no circumstances which are likely to result in any being served or made;

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4.3.2	so far as the Warrantors are aware, each of the Commercial Properties complies with fire regulations and has sufficient right of escape in the event of fire or other emergency;

4.4	Rates, taxes and other outgoings

None of the Commercial Properties are subject to the payment of any outgoings other than non-domestic or water rates (and in the case of leaseholds, sums reserved by the relevant lease) and all outgoings have been duly paid to date, and none is in dispute;

4.5	Claims and Disputes

So far as the Warrantors are aware:

4.5.1	no action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Properties is outstanding or anticipated;

4.5.2	no dispute with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to any of the Properties is existing;

4.5.3	HAIL has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation;

4.6	Condition of Properties

4.6.1
the Commercial Properties are fit for the purposes for which they are presently used. There are no material defects of which the Warrantors are aware in the construction or condition of any of the Properties and no mining operations have been or are contemplated under any of them;

4.6.2	so far as the Warrantors are aware, there has been no flooding, subsidence, heave or significant structural or drainage defect at the Commercial Properties during HAIL’s period of ownership;

4.7	Leasehold Properties

in relation to those of the Properties which are leasehold:

4.7.1	each such Property is held under the terms of the lease which is referred to in Schedule 5;

4.7.2	HAIL has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force;

4.7.3
HAIL has observed and performed the covenants and the conditions contained in the lease in all material respects, and has received no complaint regarding any alleged breach of any of such covenants and conditions;

4.8	Other involvement in relation to property

The Company or HAIL or any of the Subsidiaries has not at any time:

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4.8.1	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties and the Previous Properties;

4.8.2
given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property in respect of which any contingent or potential liability remains with the Company other than those disclosed to the Purchaser in writing in relation to the Properties and the Previous Properties;

4.8.3	received any notice relating to the Previous Properties requiring them to remedy any default or non-payment of rent of any subsequent assignee of the Previous Properties.

4.9	Replies to Enquiries

The Warrantors warrant that the Replies to Enquiries and the Replies to the Information Request both dated 20th March 2003 and the Replies to Further Enquiries dated 21st March 2003 given by the Vendor’s Solicitors are true and accurate in all material respects.

4.10	Foreign Properties

In the case of the Foreign Properties the Warrantors warrant as follows:

4.10.1
that the relevant Subsidiary listed as leaseholder in Schedule 5 (part E) is the sole legal and beneficial owner of an unencumbered estate in possession and has good and marketable title to it and has in its possession or under its control all relevant original title deeds and documents necessary to prove the title;

4.10.2
that the relevant Subsidiary listed as leaseholder in Schedule 5 (part E) is in possession of, owns, uses and occupies it free from any mortgage, charge, licence, third party occupation, underlease, tenancy agreement or arrangement affecting it;

4.10.3
so far as the Warrantors are aware, no notice, order, proposal, application, request or schedule of dilapidations affecting or relating to any of the Foreign Properties have been served or made by any authority or other person (including the landlord of the same) and, so far as the Warrantors are aware, there are no circumstances which are likely to result in any being served or made.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Interests

5.1.1
details of all the Registered Intellectual Property Rights owned by the Company or a Subsidiary of the Company are set out in Schedule 6 and as far as the Warrantors are aware the details provided are complete and accurate.

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5.1.2
the Company is the sole legal and beneficial owner of, or is licensed in respect of, all the Intellectual Property Rights used in the Company as at the date of this Agreement, and is the sole registered proprietor (where relevant) of all the Registered Intellectual Property Rights set out in Schedule 6;

5.1.3	all Intellectual Property Rights used by the Company to conduct its business at the date of this Agreement are owned by or licensed to the Company;

5.1.4
none of the Intellectual Property Rights used by the Company at the date of this Agreement nor any of the licences of Intellectual Property Rights to the Company is subject to any legal or equitable charge, mortgage, encumbrance, right, interest or claim by any person;

5.2	Validity and Title

5.2.1	all the Intellectual Property Rights used by the Company at the date of this Agreement are valid, subsisting and as far as the Warrantors are aware enforceable;

5.2.2
no proceedings, actions or claims exist or, so far as the Warrantors are aware, are threatened, and nothing has been done or omitted to be done and so far as the Warrantors are aware no circumstances exist which might give rise to any proceedings, actions or claims, in respect of the Intellectual Property Rights used by the Company at the date of this Agreement;

5.2.3	nothing has been done or omitted to be done and so far as the Warrantors are aware no circumstances exist whereby:

(A)
any person will be able to seek the revocation, cancellation, rectification or modification of the registration of any of the Registered Intellectual Property Rights used by the Company at the date of this Agreement; or

(B)	any application for registration might not proceed to grant, or might not proceed to grant without amendment;

5.2.4
all steps, including the payment of all fees, necessary for the registration, administration, maintenance and protection of the Registered Intellectual Property Rights used or required to be used by the Company at the date of this Agreement have been taken;

5.2.5
so far as the Warrantors are aware all the trade marks used by the Company at the date of this Agreement that are capable of registration and which are material to the Company and the countries in which it has corporate offices have been registered;

5.3	Infringement and Breach

5.3.1
no person has infringed, or, as far as the Warrantors are aware is infringing or is threatening to infringe and nothing has been done or is being done and so far as the Warrantors are aware no circumstances exist at the date of this Agreement which give or are likely to give rise to infringement of, any Intellectual Property Rights owned by or licensed to the Company;

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5.3.2	nothing done or omitted to be done by the Company at the date of this Agreement has infringed, or so far as the Warrantors are aware is infringing any Intellectual Property Rights;

5.3.3
nothing done or omitted to be done by the Company at the date of this Agreement gives or so far as the Warrantors are aware may give rise to grounds on which a person may bring an action or claim for passing off, unfair competition or any similar action in any countries where the Company has corporate offices as at the date of this Agreement;

5.3.4
no person has breached or is in breach of, and the Company is not liable to make any payment in respect of the breach of, any agreement or licence in relation to Intellectual Property Rights used by the Company at the date of this Agreement where such breach and/ or liability to pay would have a material adverse effect on the Company;

5.3.5
nothing has been done or omitted to be done and so far as the Warrantors are aware no circumstances exist which may give rise to grounds for termination of any agreement or licence in relation to Intellectual Property Rights used by the Company at the date of this Agreement where such agreement or licence is material to the business of the Company;

5.3.6
each agreement or licence in relation to the Intellectual Property Rights used by the Company at the date of this Agreement and which is material to the business of the Company is valid, subsisting and so far as the Warrantors are aware enforceable in accordance with its terms;

5.4	Confidentiality

5.4.1	nothing done or, as far as the Warrantors are aware, omitted to be done by the Company has breached, or is breaching, any right of any person to confidence as at the date of this Agreement;

5.4.2
no confidential information or other Know-how relating to the business of the Company has been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence) and the Company has not undertaken or arranged to disclose to any person any confidential information or other Know- how relating to the business of the Company;

6.	INFORMATION TECHNOLOGY

6.1	Rights

6.1.1	all Hardware is either:

(A)	legally and beneficially owned by the Company free from any legal or equitable charge, mortgage, encumbrance, right, interest or claim by any person; or

(B)	the subject of any agreement for lease, hire, hire purchase, sale on deferred terms or any other similar arrangement;

and all Hardware is in the possession or under the control of the Company;

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6.1.2	all Software is:

(A)	legally and beneficially owned by the Company free from any legal or equitable charge, mortgage, encumbrance, right, interest or claim by any person; or

(B)	licensed to the Company on terms which enable the Company to use the Software in the manner in which it is used in the business of the Company;

and all Software is in the possession or under the control of the Company;

6.1.3	all Website Content is:

(A)	legally and beneficially owned by the Company free from any legal or equitable charge, mortgage, encumbrance, right, interest or claim by any person; or

(B)	licensed to the Company on terms which enable the Company to use the Website Content in the manner in which it is used in the business of the Company;

6.1.4	all Databases are:

(A)	legally and beneficially owned by the Company free from any legal or equitable charge, mortgage, encumbrance, right, interest or claim by any person; and

(B)	in the possession or under the control of the Company;

6.1.5

(A)	the Company holds the source code to all Software;

(B)
there has been no disclosure of the source code or algorithms relating to any Software owned by the Company and the Company is not a party to any confidentiality or other agreement or arrangement nor subject to any duty which restricts the free use or disclosure of its source code and algorithms; and

(C)
the Company holds all documents and other materials necessary to allow a reasonably skilled programmer to access and make modifications to, or enhancements of, Software for which it holds the source code to;

6.1.6
all employees of the Company and all other persons engaged in the creation, development or improvement of the Information Technology Systems or Databases are engaged on terms that ensure that ownership of all Intellectual Property Rights in the Information Technology Systems and Databases created in their normal course of duties automatically vests in the Company;

6.1.7	the Company has all the rights necessary to use the Information Technology Systems and Databases in the manner in which they are used in the business of the Company;

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6.1.8
the Company has all documentation necessary to enable a user to make full use of the functionality (used by the Company at the date of this Agreement) of the Software or to administer the Software effectively;

6.2	Infringement and breach

6.2.1	the Company has not breached, or is in breach of, or liable to make any payment in respect of the breach of, any Information Technology Agreement which has a material adverse effect on the Company;

6.2.2	nothing has been done or omitted to be done and, so far as the Warrantors are aware, no circumstances exist which may give rise to grounds for termination of any Information Technology Agreement;

6.2.3	each Information Technology Agreement is valid, subsisting and enforceable in accordance with its terms;

6.2.4
no proceedings, actions or claims exist or are threatened, and nothing has been done or omitted to be done and so far as the Warrantors are aware, no circumstances exist which will give rise to any proceedings, actions or claims, in relation to the Information Technology Systems, any documentation relating to the Information Technology Systems, the Databases or any Information Technology Agreement;

6.2.5
use of the Information Technology Systems, the documentation relating to the Information Technology Systems and the Databases in the manner in which they are used in the business of the Company does not infringe and has not in the past infringed the rights of any third party;

6.3	Functionality

6.3.1	the Information Technology Systems at the date of this Agreement:

(A)	are fulfilling the present requirements of the Company;

(B)	are in satisfactory working order and are fit for the purpose for which they are being used;

(C)
have adequate security, back-ups, duplication, , hardware and software support and maintenance (including emergency cover) and the Company has technically competent and trained employees to ensure that all risk of breaches of security, errors, breakdowns and failures has been minimised in accordance with standard industry practice;

(D)	are configured and maintained to minimise the effects of externally introduced bugs, viruses, logic bombs or other destructive programs, including without limitation, worms and trojan horses;

6.3.2	the Databases are reasonably accurate and all data in the Databases has been updated and amended as appropriate in accordance with standard industry practice;

6.3.3	in respect of the Information Technology Systems, there has not, in the last twelve months, been:

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(A)	any breakdown or failure which has caused any material disruption to the business of the Company; or

(B)	any breach of security (whether or not resulting in damage to the Information Technology Systems) that has caused a material adverse effect to the Company;

6.3.4	the Information Technology Agreements are not being breached by the relevant suppliers to the Company so as to cause material adverse affect to the Company;

6.4	Effect of Agreement

6.4.1	the transactions contemplated by this Agreement shall not affect the rights of the Company to have full access to:

(A)	use each element of the Information Technology Systems and the Databases;

(B)	receive the benefit of all element of any services provided to the Company under the Information Technology Agreement;

in the manner in which such element has been used or received prior to the date of this Agreement. Such rights of access shall not be subject to the grant of any consents or additional rights, the payment of any additional amounts or the use of any element of the Information Technology Systems or the Databases on a shared basis with any person;

6.4.2	the transactions contemplated by this Agreement shall not be a breach of any Information Technology Agreement;

6.5	European Monetary Union

6.5.1	the Information Technology Systems are EMU Compliant;

7.	COMMERCIAL ARRANGEMENTS AND CONDUCT

7.1	Material contracts

fairly disclosed in the Disclosure Letter are:

7.1.1
(other than those of which mention is made in Schedule 2) in the Warrantors’ reasonable opinion, all major contracts (to which a member of the Group is a party) of guarantee, indemnity or suretyship or all major contracts (to which a member of the Group is a party) to secure any obligation of any person;

7.1.2	in the Warrantors’ reasonable opinion, all major agreements or arrangements between the Company and a major distributor, supplier or customer of the Company;

7.1.3	any joint venture, consortium or partnership agreement or partnership arrangement to which the Company is a party;

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7.1.4	details of any material liability, obligation or legal commitment of any kind (other than those listed in 7.1.1 to 7.1.4) above on the part of the Company (including a capital commitment) which:

(A)	is incapable of complete performance within three months from the date of Agreement; or

(B)	has not been incurred in the ordinary course of business; or

(C)	in the Warrantors’ reasonable opinion, is, or is likely to be, of major significance to the Company;

7.1.5
any contract which the Vendors, in their reasonable opinion, think is a material agreement or arrangement a term of which is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to that contract;

7.1.6
any agreement or arrangement which the Vendors, in their reasonable opinion, think is a material agreement or arrangement to which the Commercial Agents (Council Directive) Regulations 1993 (as amended) apply.

7.2	Effect of Agreement on other agreements

there is no agreement or arrangement, which the Warrantors, in their reasonable opinion, think is a material agreement or arrangement, between the Company and any other person which shall or may be terminated as a result of this Agreement (or Completion) or which includes any provision with respect to a change in the control, management or shareholders of the Company;

7.3	Commercial position

7.3.1
there is no substantial customer or supplier of the Company who has ceased purchasing from or supplying to it or who the Warrantors are aware after the date of this Agreement (or Completion) is likely to reduce substantially or terminate purchases from or supplies to it;

7.3.2	there are no special circumstances which might lead to the manufacture by the Company of any goods, or the supply by or to it of any goods or services, being restricted or hindered;

7.4	Restrictive agreements and anti-competitive behaviour

7.4.1
the Company is not, and has not been party to any agreement between undertakings, decision by any association of undertakings or concerted practice which infringes or infringed Article 81(1) EC Treaty (ex Article 85(3));

7.4.2
the Company is not, and has not been, party to any agreement which was registrable under the RTPA (whether or not particulars of any arrangement have been or were furnished to the Director General of Fair Trading in accordance with that Act and whether or not any such agreement was a “non-notifiable” agreement pursuant to section 27A of the RTPA or paragraph 5 of Schedule 13 to the Competition Act 1998);

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7.4.3
the Company is not, and has not been, party to any conduct, course of conduct, arrangement, action or omission which constitutes an abuse of a dominant position under Article 82 EC Treaty (ex Article 86);

7.4.4	the Company is not, and has not been, party to any course of conduct which was an anti-competitive practice within the meaning of the Competition Act 1980;

7.4.5
the Company did not infringe any provision of the Resale Prices Act 1976 and the Company did not enter, or purport to enter, into any contract which is or was void, in whole or in part, by virtue of the Resale Prices Act 1976;

7.4.6
the Warrantors are not, in relation to the Company or business of the Company bound by or party to any order or decision made by or undertakings (binding or not) given to the EC Commission, European Court of Justice, European Court of First Instance, the Office of Fair Trading, the Secretary of State for Trade and Industry, any utility regulator or similar statutory regulatory body, the Restrictive Practices Court, the Competition Commission or any other court or tribunal of competent jurisdiction or any similar authority in any jurisdiction, under or in any law, regulation or administrative process relating to fair competition, anti-trust, monopolies, mergers or other similar matters;

7.4.7
the Company is not, and has not been party to any agreement between undertakings, decision by any association of undertakings or concerted practice which infringes or infringed the Chapter I prohibition of the Competition Act 1998 (“the 1998 Act”);

7.4.8	the Company is not, and has not been, party to any conduct, course of conduct, arrangement, action or omission which constitutes an abuse of a dominant position under Chapter II of the 1998 Act;

7.4.9
the Director General of Fair Trading has not, in relation to the Company or business of the Company, imposed or so far as the Warrantors are aware threatened to impose any fine or other penalty upon the Company or any part of its undertaking for infringement of the Chapter I prohibition or the Chapter II prohibition of the 1998 Act;

7.4.10
the EC Commission has not, in relation to the Company or business of the Company, imposed or so far as the Warrantors are aware threatened to impose any fine or other penalty upon the Company or any part of its undertaking for infringement of Regulation 17, 162, Regulation 4064/89 or Articles 81 or 82;

7.5	Notice of official action

the Company is not aware of any process, notice or communication, formal or informal, by or on behalf of the Office of Fair Trading, the Secretary of State for Trade and Industry, the Competition Commission, the European Commission or any other authority of any country having jurisdiction in anti-trust matters, in relation to any aspect of the business of the Company or the conduct of the Company or any agreement or arrangement to which the Company is or was, or is alleged to be or have been, a party, and so far as the Warrantors are aware the Company is not likely to receive any such process, notice or communication;

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8.	LITIGATION, DEFAULTS AND INSURANCE

8.1	Legal proceedings

apart from normal debt collection, the Company is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Company, any of its assets or any of its directors or in respect of which the Company is liable to indemnify any party concerned;

8.2	Unlawful acts by Company

neither the Company nor any of its officers or employees has by any act or default committed:

8.2.1	any criminal or unlawful act in connection with the business of the Company, other than minor road traffic offences;

8.2.2	any breach of trust in relation to the business or affairs of the Company;

8.2.3
any breach of contract or statutory duty or any tortuous act which could entitle any third party to terminate any contract to which the Company is a party or could lead to a claim against the Company for damages, compensation or an injunction.

8.3	Defaults by others

no party with whom the Company has entered into any contract is in material default under it and there are no circumstances so far as the Warrantors are aware likely to give rise to such a default;

8.4	Adequacy of cover

the Company has insurance cover in respect of its business and assets as set out in the Disclosure Letter:

8.5	Policies

to the extent that policies of insurance are required to be taken out in satisfaction of a statutory requirement, such policies are written in the name of the Company and are in full force and effect and the Company has not done or so far as the Warrantors are aware omitted to do or allowed anyone to do or not to do anything which will render any of those policies void or voidable;

8.6	Claims

no claim under any policy of insurance taken out in connection with the business or assets of the Company is outstanding and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a claim;

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9.	CORPORATE ORGANISATION AND BUSINESS

9.1	Memorandum and articles

the copies of the memorandum and articles of association of the Company delivered to the Purchaser are true and complete copies has complied with all the provisions of its memorandum and articles of association and, in particular, has not entered into any ultra vires transaction;

9.2	Register of members

the register of members of the Company contains a complete and accurate record of the members of the Company and the Company has not received any notice of any application or intended application for rectification of its register of members;

9.3	Statutory books and registers

the statutory books and registers of the Company are up to date;

9.4	Compliance with Companies Act

the Company and its officers have complied in all material respects with the provisions of the Companies Act, including the provisions as to filing of returns, particulars, resolutions and other documents with the Registrar of Companies and all legal requirements have been materially complied with in connection with the formation of the Company and with issues of its shares and other securities;

9.5	Issued shares

all the issued shares of the Company are fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of them;

9.6	Conduct in relation to capital

the Company has not at any time:

9.6.1
repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital;

9.6.2	made or resolved or agreed to make any issue of shares or other securities by way of capitalisation of profits or reserves; or

9.6.3	given any financial assistance in contravention of section 151 of the Companies Act 1985;

9.7	Conversion rights etc.

no person has the right to call for the issue of any share or loan capital of the Company by reason of any conversion rights or under any option or other agreement;

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9.8	Powers of attorney

there are no powers of attorney given by the Company except any given incidental to and for the purposes only of enforcement of any security;

9.9	Licences permissions or consents

all licences, permissions and consents required for the carrying on of the business of the Company have been obtained by it and so far as the Warrantors are aware are in full force and effect and the Warrantors are not aware of any circumstances indicating that any of those licences, permissions or consents is likely to be revoked or not renewed in the ordinary course;

9.10	Other aspects of carrying on business

the Company:

9.10.1	does not use on its stationery or vehicles or otherwise carry on business under any name other than its corporate name;

9.10.2	does not have any branch outside England or any permanent establishment outside the United Kingdom;

9.10.3	has complied in all material respects with all legal requirements applicable to its business, whether in the United Kingdom or in any other country;

9.11	Existence of subsidiaries

the Company does not have, and has never had, any subsidiary other than the Subsidiaries;

9.12	Particulars of Subsidiaries

the particulars of the Subsidiaries set out in Part 1 of Schedule 2 are correct and the share capital of each of the Subsidiaries is beneficially owned as shown there, free from all charges, liens, encumbrances and claims;

9.13	Interests in Shares

other than the shareholdings of the Company in the Subsidiaries, the Company has no interest in the share capital or other securities of any other body corporate;

10.	EMPLOYEES

10.1	Disclosure of Material Facts

10.1.1
all material facts and matters relating to the employment of all employees of the Company (including but not limited to their respective salaries, ages, length of service, notice periods, terms and conditions of employment, employment or benefits policies, share incentive schemes, share option schemes or profit-share schemes and entitlements under these schemes, all rights, and any other agreement or arrangement relating to their employment) have been disclosed to the Purchaser;

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10.1.2
all material facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing the employees of the Company have been disclosed to the Purchaser;

10.2	Compliance with Requirements

the Company has in relation to each of its employees and to each of its former employees within the last 2 years:

10.2.1
complied with its obligations under the Employment Rights Act 1996, The Trade Union and Labour Relations (Consolidation) Act 1992, The Sex Discrimination Act 1975, The Race Relations Act 1976, Article 141 EC Treaty (ex Article 119), The Equal Treatment Directive and the Disability Discrimination Act 1995 and has maintained adequate and suitable records regarding the service of the employee;

10.2.2
discharged fully its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay accrued entitlement under incentive schemes PAYE and national insurance contributions and other benefits of or connected with employment up to the date of this Agreement;

10.2.3
without prejudice to paragraph 10.2.1 above, complied in all material respects with all its obligations under statute and otherwise concerning the health and safety at work of each of the employees and has not incurred any liability to any employee in respect of any accident or injury which is not fully covered by insurance;

10.3	Agreements

the Company has not entered into:

10.3.1	any agreement or arrangement to make any payments (other than emoluments) to or on behalf of any of its directors or employees;

10.3.2	any contract of service with any employee which is not terminable by the Company by 12 weeks’ notice or less without payment of compensation (except as provided by statute);

10.3.3	any agreement or arrangement for the provision of services in return for remuneration;

10.3.4
any agreement imposing an obligation on the Company to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit-sharing scheme to or on behalf of, any of its employees at any future date;

10.3.5
any negotiation for a change in the emoluments or other terms of engagement of any grade of any of the Company’s employees and no change, negotiation or request for such a change is due or expected within 6 months from the date of this Agreement;

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10.3.6	any agreement or arrangement for the provision of compensation on the termination of employment of any employee of the Company beyond the minimum required by law;

10.4	Disputes

10.4.1
no dispute has arisen within the last 5 years between the Company and a material number or category of its employees or former employees and so far as the Warrantors are aware there are no present circumstances which are likely to give rise to any such dispute;

10.4.2	so far as the Warrantors are aware there are no complaints pending or threatened against the Company of whatsoever nature in relation to any of its employees or former employees;

10.4.3	there is no industrial action or dispute existing or, so far as the Warrantors are aware, threatened or anticipated in respect of or concerning any of the Company’s employees or former employees;

10.4.4
there are no enquiries or investigations existing, or, so far as the Warrantors are aware pending or threatened affecting the Company by the Equal Opportunities Commission or Commission for Racial Equality;

10.4.5	no employee with a contractual notice period of 3 months or more has given notice of termination of his contract of employment or is under notice of dismissal;

10.4.6	the Company has not offered any contract of employment which contains a notice period of 3 months or more to any person, which offer remains outstanding;

10.4.7
there is no person employed or previously employed by the Company who is on maternity leave, absent on grounds of disability or other leave of absence or who has an actual or, so far as the Warrantors are aware, prospective claim under any permanent health insurance policy and have a statutory or contractual right to return to work for the Company;

10.4.8
the Company has not been party to any relevant transfer as defined in the Transfer or Undertakings (Protection of Employment) Regulations 1981 (the “Regulations”) within the last 2 years nor has the Company failed to comply with any duty to inform and consult in accordance with the Regulations.

11.	PENSIONS

11.1
with the exception of the Disclosed Schemes, there are no agreements or arrangements for the provision of any relevant benefits (as defined in Section 612(1) of the Taxes Act) for any employee or officer or former employee or officer of the Company or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement;

11.2
full particulars of any arrangements for the provision of medical, sickness, permanent health or similar cover for employees or officers of the Company or for any spouse or dependant of any such person have been provided to the Purchaser;

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11.3
except as disclosed to the Purchaser the Company has no obligation to contribute to any personal pension scheme (as defined in Section 630 of the Taxes Act) in respect of any employee or officer or former employee or officer of the Company;

11.4
copies of the trust deeds and rules and other documents containing the provisions currently governing the Executive Scheme and details of the benefits and entitlements under the Disclosed Schemes and the contributions payable to the Disclosed Schemes have been provided to the Purchaser and there is no obligation to provide benefits under the Disclosed Schemes other than as revealed in such documents and particulars nor is there anything contained in any announcement or other communication to any members of the Disclosed Schemes which is inconsistent with the information given in such documents and particulars;

11.5	no change in the benefits under the Disclosed Schemes has been announced or is under consideration;

11.6	the Company is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any person;

11.7	copies of all material announcements and other communications that have been issued to current and former members of the Disclosed Schemes have been provided to the Purchaser;

11.8	each of the Disclosed Schemes is a money purchase scheme as defined in Section 181(1) of the Pension Schemes Act 1993;

11.9
full particulars of all non-UK schemes or arrangements of any member of the Group for the provision of retirement or death benefits in operation at the date hereof have been disclosed to the Purchaser and there are no funding deficits or arrears of contributions in respect thereof;

11.10
there is no actual, pending or threatened litigation or arbitration or tribunal or administrative proceedings or governmental investigation in relation to any of the non-UK schemes or arrangements described in paragraph 11.9 above;

11.11	the Company complies with and has at all relevant times complied with the stakeholder requirements of the Welfare Reform and Pensions Act 1999;

11.12	the Company has duly complied with its obligations under the Disclosed Schemes and all amounts due to be paid to the Disclosed Schemes have been paid when due;

11.13	none of the current or former trustees of the Disclosed Schemes have been disqualified from acting as such pursuant to the Pensions Act 1995;

11.14
all death in service benefits under the Disclosed Schemes are fully insured at normal rates for persons in good health and a full technical description of the insurance policies or agreements in question have been provided to the Purchaser and all premiums by way of insurance which are payable in respect of the Disclosed Schemes by the Company or any other current or former participating employer in the Disclosed Schemes or by the trustees or other administrators of the Disclosed Schemes have been duly paid to the relevant insurance company;

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11.15
the Executive Scheme is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of the Taxes Act) and the Warrantors are not aware of any reason why such approval will or may cease;

11.16
the Executive Scheme has at all times been administered in accordance with its trusts powers and provisions and the requirements of legislation (including without limitation Article 141 EC Treaty (ex Article 119)) and of the Inland Revenue Pension Schemes Office and with due regard to the general requirements of trust law;

11.17	the membership data relating to the Disclosed Schemes that has been disclosed to the Purchaser is complete and accurate in all material respects;

11.18
there are not in respect of the Disclosed Schemes or the benefits under them any claims or actions (including without limitation any complaints made under any internal disputes procedure maintained in respect of the Disclosed Schemes and any references made to the Pensions Ombudsman or the Occupational Pensions Advisory Service) in progress, pending, threatened or anticipated (other than routine claims for benefits);

11.19	no company or employer other than the Company participates or has participated in the Disclosed Schemes;

11.20
all actuarial, consultancy, legal and other fees, charges or expenses in respect of the Disclosed Schemes payable to date by the Company or the trustees of the Disclosed Schemes have been paid and no services have been provided in respect of the Disclosed Schemes in respect of which an account or other invoice has not been rendered;

11.21
none of the current or former advisers to the Disclosed Schemes have at any time had cause to report any wrongdoing or irregularity to the Occupational Pensions Regulatory Authority (“OPRA”) and there are not and have not at any time been any circumstances which might require such a report to be made;

11.22
none of the current or former trustees of the Disclosed Schemes nor the Company nor any other current or former participating company in the Disclosed Schemes nor any current or former adviser to the Disclosed Schemes have at any time corresponded with OPRA on any issue which might lead to sanctions being imposed in relation to the Disclosed Schemes or on any person or body in relation to the Disclosed Schemes;

12.	MISCELLANEOUS

12.1	Insolvency

12.1.1
no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company;

12.1.2	no administration order has been made and no petition for such an order has been presented in respect of the Company;

12.1.3	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company;

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12.1.4	the Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and the Company has not stopped paying its debts as they fall due;

12.1.5	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company;

12.1.6	no event analogous to any of the foregoing has occurred in any jurisdiction outside England;

12.1.7	no unsatisfied judgment is outstanding against the Company;

12.2	European Monetary Union

12.2.1
The Company’s business and operations will not be adversely affected to any material degree as a result of European Monetary Union and in particular the introduction of the euro in (i) the participating Member States and (ii) the UK.

12.2.2
No contract to which the Company is party will be effected to any material degree as a result of European Monetary Union and in particular the introduction of the euro in (i) the participating Member States and (ii) the UK.

12.3	Data Protection

12.3.1	Registration

each company within the Group has made notification or registration (where necessary) under the Data Protection Laws;

the details contained in the registration or notification are correct and suitable for the purposes for which each company within the Group processes personal data. Accurate and complete particulars of the registration or notification are set out in or attached to the Disclosure Letter;

12.3.2	Notices and enforcements

no Company within the Group has received either an Enforcement Notice, an Information Notice, or a Special Information Notice under either the Data Protection Act 1984 or 1998, from the Information Commissioner or any data protection officer indicating any breach of the Data Protection Laws;

12.3.3	Compensation

no individual has been awarded compensation from any company in the Group under the Data Protection Laws. No such claim is outstanding and so far as the Warrantors are aware there are no circumstances which are likely to give rise to any claim for compensation being made;

12.3.4	Access

(i)
so far as the Warrantors are aware, the Company has either complied in all respects with requests under the Data Protection Laws from data subjects for access or changes to or deletions of personal data or has validly refused such requests on the basis of an exemption under the Data Protection Laws and no such requests are outstanding;

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(ii)
the Company has not received any warrants under any of the Data Protection Laws authorising any governmental entity (or any of its officers or servants) to enter any of the premises of any Company in the Group.

12.3.5	Orders

no order has been made against, and notified to, the Company for the rectification, erasure or destruction of any personal data under any provision of any of the Data Protection Laws. No application for such an order is outstanding.

12.3.6	Compliance with legislation

the Company has not breached any Data Protection Laws so as to cause a material adverse effect to the Company;

12.4	Application of warranties to the Subsidiaries

each of the statements in this Schedule 3 (other than the statements in paragraph 1.6 and in paragraph 9.12) would be true and accurate in relation to each of the Subsidiaries if:

12.4.1	for references to the Company or to the Group (except in the expression “any company in the Group”) there were substituted references to that Subsidiary;

12.4.2
for references to the 2002 Accounts there were substituted references to the audited balance sheet of that Subsidiary as at the Accounting Date and the audited profit and loss account of that Subsidiary for the accounting reference period ended on that date;

12.4.3	in paragraph 9.11 the words “other than the Subsidiaries” were omitted; and

12.4.4	in paragraph 9.13 the words “other than the shareholdings of the Company in the Subsidiaries,” were omitted.

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SCHEDULE 4 TAX-RELATED WARRANTIES

1.	ACCOUNTS

1.1
The Company has no liability in respect of taxation (whether actual or contingent) or any liability for interest, penalties or charges imposed in relation to any taxation arising in any part of the world in respect of income, profits or gains arising or deemed to arise before the Accounts Date or in respect of an event occurring or deemed to occur before the Accounts Date that is not provided for in full in the 2002 Accounts.

1.2
The amount of the provision for deferred taxation contained in the 2002 Accounts was, at the date the 2002 Accounts were prepared, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company.

2.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

2.1
the Company has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

2.2	no accounting period of the Company has ended;

2.3
no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to taxation which should have been included in the provision for deferred taxation contained in the 2002 Accounts if such a disposal or other event had been planned or predicted at the date on which the 2002 Accounts were drawn up;

2.4	no payment has been made by the Company which will not be deductible for tax purposes either in computing the profits of the Company or in computing the tax chargeable on the Company.

3.	RETURNS, DISPUTES, RECORDS, CLAIMS, CLEARANCES

3.1
The Company has within or for the time limits prescribed by the relevant legislation duly paid all tax, made all returns, obtained and preserved all records, given all notices, supplied all other information required to be supplied to the Inland Revenue, H.M. Customs & Excise and any other governmental authority (including any governmental authority of a foreign jurisdiction) as are required in each case for the purposes of any legislation relating to tax, and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and do not, nor, to the best of the knowledge, information and belief of the Warrantors, having made due and careful enquiry, are likely to, reveal any transactions which may be the subject of any dispute with the Inland Revenue, H.M. Customs & Excise or other appropriate authorities and all such information was and remains complete and accurate in all material respects.

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3.2
The Company is not and has not in the last six years been the subject of a back duty investigation or other dispute regarding tax or duty recoverable from the Company or regarding the availability of any relief from tax or duty to the Company and there are no facts which are likely to cause such an investigation to be instituted or such a dispute to arise.

3.3	All returns made by the Company are agreed with the Inland Revenue or other appropriate authority.

3.4
Neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it is or they are likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970, the Customs and Excise Management Act 1979 or the VATA or otherwise.

3.5	The Company has duly submitted all elections, claims and disclaimers which have been assumed to have been made for the purpose of computing any provision for tax in the 2002 Accounts.

3.6
All clearance obtained by the Company have been properly obtained and all information supplied to the Inland Revenue, H.M. Customs & Excise or other appropriate authority in connection with such clearances were complete and accurate in all respects and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefor and the application on which the clearance was based.

3.7
All material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings, between the Company and the Inland Revenue, H.M. Customs & Excise or any foreign tax authorities regarding or affecting the taxation treatment of the Company have been disclosed in the Disclosure Letter and no such arrangement disclosed in the Disclosure Letter is liable to be withdrawn for any reason.

3.8
The Company has never been served with a notice under Section 20 of the Taxes Management Act 1970 or been required to provide any tax authority with documents or information following the service of a statutory notice.

3.9
The Company has in its possession or power all records and information which it needs to determine its liabilities to tax, including liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

4.	NON DEDUCTIBLE REVENUE OUTGOINGS

All sums payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been and will continue to be deductible in full for tax purposes, either in computing the profits of the Company or in computing the tax chargeable on the Company and such sums payable by the Company shall include, without limitation, all remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees or officers of the Company and all interest, rent, royalties, annuities and other annual payments paid or payable by the Company under any loan agreement, lease, contract, covenant or other commitment or arrangement.

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5.	DEDUCTIONS OR WITHHOLDINGS

The Company has duly complied with all requirements to deduct or withhold taxation from any payments it has made and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

6.	CAPITAL GAINS, GOODWILL AND OTHER INTANGIBLES

6.1
No liability to taxation would be incurred (or would be incurred but for the availability of any relief, allowance, deduction or credit) by the Company on a disposal by it of all or any of its assets for:

6.1.1	in the case of each asset owned by it at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the 2002 Accounts; or

6.1.2	in the case of any asset acquired since the Accounts Date, a consideration equal to the consideration given for the asset.

6.2
The Company has not within the last six years acquired any asset from any other company (including another member of the Group) which was, at the time of such acquisition, a member of the same group of companies as the Company for the purposes of any tax.

6.3	As at the Accounts Date the Company has no allowable capital losses available for carry forward pursuant to Section 8 of the TCGA.

6.4
No loss which might accrue on the disposal by the Company of any shares in, or securities of, a company is liable to be reduced by virtue of a depreciatory transaction, as defined in Section 176 of the TCGA (including a distribution treated as a depreciatory transaction by virtue of Section 177 of the TCGA).

6.5	Nothing has been done in circumstances such that Section 30 of the TCGA (value shifting) has or may or will have effect in relation to the disposal of an asset by the Company.

6.6	The Company has made no elections under Sections 171A or 179A TCGA or paragraph 66 Schedule 29 Finance Act 2002.

6.7	The Company has not disposed of any asset for a deferred or contingent consideration within the last three years an amount of which is still outstanding.

6.8	The Disclosure Letter sets out full particulars of all the intangible fixed assets of the Company to which Schedule 29 Finance Act 2002 applies.

7.	CAPITAL EXPENDITURE

7.1
All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred by the Company or which may be incurred under any continuing obligation has qualified or will qualify for capital allowances.

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7.2
None of the assets, expenditure on which has qualified for allowances under Part 3 of the CAA has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

7.3
The Company has not since the Accounts Date done or omitted to do or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge under the CAA or a withdrawal of first year allowances or recovery of excess relief within Chapter 11 of Part 2 of the CAA.

8.	LOSSES AND RELIEFS

8.1
The Disclosure Letter gives full details of (a) all (provisional or final) surrenders or claims to which the Company is or has been party and (b) all surrenders or claims which involve a person other than the Company or the Subsidiaries which have been assumed to be made or would be made for the purposes of the 2002 Accounts, in either case for (i) any advance corporation tax under the provisions of Section 240 of the Taxes Act (surrender of advance corporation tax) (ii) any amount by way of group relief under the provisions of Section 402 to 413 (inclusive) of the Taxes Act (group relief) and (iii) any right to a tax refund under the provisions of Section 102 of the Finance Act 1989.

8.2	The Disclosure Letter gives full details of any special arrangement with respect to group relief to which the Company is or has been party pursuant to Inland Revenue Statement of Practice SP10/93.

9.	EMPLOYEE TAXATION

9.1
The Company has not adopted nor operates nor is part of any scheme approved, or for which approval has been or is to be sought, under Section 202 of the Taxes Act (Charities: Payroll Deduction Scheme) or Chapter III of Part V of the Taxes Act (Profit Related Pay).

9.2
The Company has properly operated the Pay As You Earn (“PAYE”) system and any similar system for the deduction of tax at source, which applies outside the United Kingdom, and has accounted to the Inland Revenue or any other appropriate authority for all tax so deducted and all tax chargeable on benefits provided to its employees and all returns required by Section 203 of the Taxes Act and regulations made thereunder or under any other appropriate legislation have been punctually made and are accurate and complete in all respects and the Company has not been subject to a PAYE audit in the last six years.

9.3	The Company has not been granted any dispensations relating to the taxation of its employees or the reporting of benefits provided to such employees.

9.4
The Company has not paid or agreed to pay any remuneration (including bonuses) or other emoluments or provided any benefit to any director, other officer or employee of it other than such payments as were or will be allowable as a deduction in computing the profits of the Company for the purposes of corporation tax.

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9.5	Since the Account Date, the Company has not made any ex gratis payments to a director or employee or to a former director or employee.

9.6
The Company has not issued any shares in circumstances described in Section 77(1) of the Finance Act 1988 (unapproved employee share schemes) and has complied with Section 85 of the Finance Act 1988 (supply of information relating to unapproved employee share schemes).

9.7	The Company has not made any payment to which Section 313 of the Taxes Act (taxation of consideration for certain restrictive covenants) applies.

9.8
The Company has paid to the Inland Revenue or any other appropriate authority outside of the United Kingdom all National Insurance Contributions or similar social security contributions operated for which it is liable to account and has maintained proper books and records relating thereto and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

9.9
The Company has properly operated the Student Loan Scheme, Working Families Tax Credit, Disabled Persons Tax Credit and Children’s Tax Credit (the “Schemes”) and has accounted to the Inland Revenue for all sums deducted thereunder. All records required by the Schemes have been properly kept and all returns required by the Schemes have been punctually made and are accurate and complete in all respects. The Company has not been subject to an Inland Revenue audit in respect of the Schemes in the last six years.

9.10
As at the date of this Agreement, no employee is or may become entitled to receive (whether or not by way of exercise of an option granted to him) at any time after execution of this Agreement any assessable income in the form of a readily convertible asset for the purposes of Section 203F, 203FA, 203FB, 203J, 203K and 203L Taxes Act and any regulations made thereunder.

10.	DISTRIBUTIONS

10.1	The Company has not been concerned in any exempt distribution within Section 213 of the Taxes Act within the period of six years preceding Completion.

10.2
The Company has not issued any security (within the meaning of Section 254(1) of the Taxes Act) outstanding on Completion in circumstances such that any interest or other payment payable in respect of it may be treated as a distribution under Section 209 of the Taxes Act.

11.	LOAN RELATIONSHIPS

11.1
No liability to taxation or non-trading deficit would arise for the Company from the loan relationships to which the Company is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the Company at the date hereof.

11.2
All borrowings by or advances by the Company reflected in the 2002 Accounts constitute loan relationships of the Company and are not relationships to which Sections 92 (convertible securities), 93 (relationships linked to chargeable assets), 94 (indexed gilts), 95 (Gilt Strips) or 96 (other gilts) of the Finance Act 1996 apply or have applied.

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11.3
No interest or other amounts treated as a credit or claimed as a debit by the Company (including imputed interest under Sections 770 to 773 of the Taxes Act) remains unpaid and no such debits, save where they relate to unpaid interest, are prevented from being deducted in computing the taxable profits of the Company for whatever reason, including, without limitation because a relationship is for an unallowable purpose as defined in paragraph 13 of Schedule 9 to the Finance Act 1996.

11.4
The Company does not hold any qualifying assets nor is it a party to any currency contract for the purposes of Chapter 11 of Part II of the Finance Act 1993 (exchange gains and losses) nor is it a party to a qualifying contract for the purposes of Chapter II of Part IV of the Finance Act 1994 (interest rate and currency contracts and options) and it is not liable to any taxation in respect of such assets nor entitled to any non-trading loss arising from such ownership.

11.5	The Disclosure Letter gives full particulars of the Company’s derivative contracts (if any) for the purposes of Schedule 26 Finance Act 2002.

12.	INSTALMENT PAYMENTS

12.1	The Company is a “large company” within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 (S1 1998/3175) (the “Instalment Payment Regulations”).

12.2
The Disclosure Letter gives full details of all instalment payments made by on behalf of the Company under the Instalment Payment Regulations since the Accounts Date and all repayments claimed by or on behalf of the Company since the Accounts Date, and the computation of each such payment or claim for repayment took proper account of all relevant estimates and other information available to the Company at the time when any such payment was made (or as the case may be) at the time when any such claim for repayment was submitted to the Inland Revenue.

12.3
The Company has sufficient information to enable it to comply with any notice served on it under regulations 10 or 11 of the Instalment Payment Regulations insofar as such notice concerns any part of the accounting period(s) ending prior to or on Completion.

12.4	No action has been taken by the Company before the date of this Agreement such that the provisions of regulation 14 of the Instalment Payment Regulations could have effect.

13.	CLOSE COMPANIES

The Company is a close company for the purposes of the Taxes Act.

14.	VALUE ADDED TAX

14.1
The Company is treated as a member of a group of companies for the purposes of the VATA (or similar legislation in any jurisdiction) of which the representative member is [*] (the “Representative Member”) and has never been registered for such purposes otherwise than as a part of such group and no company (other than a member of the Group) is or has ever been a member of such group.

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14.2
Neither the Company nor any other past or present member of the group that the Representative Member represents for the purposes of the VATA (or similar legislation in any jurisdiction) has been party to any arrangement or scheme which might prevent or delay the Company ceasing to be a member of that group as from the date of Completion.

14.3
The Representative Member has complied with and observed in all respects the terms of the VATA (or similar legislation in any jurisdiction) and Section 10 of the Finance Act 1985 and all regulations made or notices issued thereunder and has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof;

14.4
The Company neither is nor has agreed to become, an agent or VAT representative (for the purposes of Sections 47 and 48 of the VATA (or similar legislation in any jurisdiction) respectively) of any other person.

14.5
The Company holds no interest in any buildings or land in respect of which the Company or any other person has made an election to waive the exemption to value added tax in accordance with the provisions of paragraph 2 of Schedule 10 to the VATA, (or similar legislation in any jurisdiction) nor is the Company contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

14.6
The Disclosure Letter contains details of any assets of each member of the Group to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) (or similar legislation in any jurisdiction) apply and in particular:

14.6.1	the identity (including in the case of leasehold property, the term of years), date of acquisition and cost of the assets; and

14.6.2	the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

15.	STAMP DUTY

15.1
All documents in the possession or under the control of the Company or to the production of which the Company is entitled which are necessary to establish the title of the Company to any asset or to effect registration in respect of the holding of an asset or to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or referee and which, in the United Kingdom or elsewhere, attract either stamp duty or transfer tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped or the transfer tax duly paid; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

15.2
The Company has complied in all respects with the provisions of Part IV of the Finance Act 1986 (stamp duty reserve tax) and with any regulations made thereunder and neither the Company nor any nominee of the Company is a party to any agreement which falls within the terms of Section 87(1) of that Act and in relation to which the conditions referred to in Section 87(2) of that Act have not been fulfilled.

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15.3
The Company has not obtained relief from stamp duty under Section 76 Finance Act 1986 or Section 42 Finance Act 1930 in respect of a transfer to the Company in the 2 years prior to the date hereof of land in the United Kingdom (within the meaning of Sections 111 and 113 Finance Act 2002).

15.4	The Company is not party to a contract for the sale of an estate or interest in land to which Section 115 Finance Act 2002 applies.

16.	GROUPS

16.1
The Company is not and has never been a member of a group of companies or a fiscal consolidation or fiscal unity for the purposes of any tax other than any group comprised of itself and any of the Subsidiaries.

16.2
The Disclosure Letter contains details of any arrangements with the Inland Revenue within the meaning of Section 36 of the Finance Act 1998 (or equivalent provisions in any jurisdiction) which have been entered into by or on behalf of any member of the Group.

17.	ANTI-AVOIDANCE PROVISIONS

The Company has neither been a party to nor otherwise involved in any transaction, scheme or arrangement the main purpose or object or one of the purposes or objects of which was to increase a repayment of, or to avoid or reduce a liability to tax (including of avoidance of doubt, value added tax) or to secure a tax advantage (within the meaning of Section 709 of the Taxes Act).

18.	TRANSACTIONS BETWEEN PERSONS UNDER COMMON CONTROL

No transaction or arrangements involving the Company have taken place or are in existence which are such that any of the provisions of Sections 770 – 773 or 770A of the Schedule 28AA to the Taxes Act have been or could be applied to them or that a direction has been or could be made under paragraph Schedule 6 to the VATA and the Company has sufficient information and records and has preserved such information and records for the requisite period for the purposes thereof.

19.	CONTROLLED FOREIGN COMPANIES

The Company has not and has not had in the six year period ending on Completion an interest in a controlled foreign company as defined in Chapter IV of Part XVII of the Taxes Act where an apportionment of the chargeable profits of the controlled foreign company has been made or is due to be made to the Company pursuant to Section 747(3) of the Taxes Act.

20.	RESIDENCE

The Company is not liable to tax in any jurisdiction other than the jurisdiction in which it is incorporated, neither does the Company have and nor has it ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

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21.	TREASURY CONSENTS

The Company has not carried out or caused or permitted to be carried out any of the transactions specified at the relevant time in Section 765(1) of the Taxes Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) full particulars of which are contained in the Disclosure Letter or carried out any transactions to which Section 765A could apply without having duly provided the required information to the Board of Inland Revenue.

22.	DOUBLE TAXATION

22.1
The Company has made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued in the 2002 Accounts or made prior to the Accounts Date.

22.2	The Company is not the agent of another company for the purpose of assessing the latter to tax in the country of residence of the first company.

23.	TAX SHARING

23.1	The Company is not bound by or party to (nor will it become bound by or party to) any tax indemnity, tax sharing or tax allocation agreement in respect of which claims would not be time barred.

23.2
The Company has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to tax.

24.	SECONDARY LIABILITIES

No transaction, act, omission or event has occurred (including without limitation the execution or implementation of this Agreement) in consequence of which the Company is or may be held liable for any tax or may otherwise be held liable for or to indemnify any person in respect of any tax which is primarily or directly chargeable against or attributable to any person other than the Company.

25.	APPLICATION OF TAX-RELATED WARRANTIES TO THE SUBSIDIARIES

Each of the statements in this Schedule 4 would be true and accurate in relation to each of the Subsidiaries if for references to the Company or to the Group there were substituted references to that Subsidiary.

26.	OFFSHORE FUNDS ETC.

26.1	The Company has not and has not at any time had a material interest in an offshore fund within the meaning of Section 759 of the Taxes Act.

26.2
The Company holds no shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to Section 13 of the TCGA.

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27.	LIQUIDATION OF DORMANT COMPANIES

The liquidation of any dormant Subsidiaries at their net asset values will not give rise to any taxation.

28.	DUTIES, ETC.

All value added tax, import duty and other taxes or charges payable to H.M. Customs and Excise (or equivalent foreign tax authority) upon the importation of goods and all excise duties payable to H.M. Customs and Excise (or equivalent foreign tax authority) in respect of any assets (including trading stock) imported, owned or used by any member of the Group have been paid in full.

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SCHEDULE 5
PROPERTIES

Part A: Commercial Properties

Description of Property:	Pembroke House (Holiday Autos House), Park Lane, Camberley, Surrey

Description of Lease:	Lease dated 22nd December 2000 between Norwich Union Linked Life Assurance Limited (1) Holiday Autos International Limited (2) Holiday Autos Group Limited (3)

Leaseholder:	Holiday Autos International Limited

Current Rent:	£709,000 (plus VAT) per annum commencing 20th May 2003

Use:	Office

Part B: Residential Properties

Description of Property:	4 Hatfield Court, Hatherley Road, Camberley, Surrey

Description of Lease:	Tenancy Agreement dated 24th February 2003 between CC Franklin and WN Franklin (1) Holiday Autos International Limited (2)

Leaseholder:	Holiday Autos International Limited

Current Rent:	£950 per month

Use:	Residential property

Description of Property:	12 Hatfield Court, Heatherley Road, Camberley, Surrey

Description of Lease:	Tenancy Agreement dated 22nd February 2001 and Supplemental Agreement dated 6th February 2003 between CC Franklin and WN Franklin (1) Holiday Autos International Limited (2)

Leaseholder:	Holiday Autos International Limited

Current Rent:	£930 per month

Use:	Residential property

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Part C: Foreign Properties

Description of Property:	Office Nos. 4 & 5, KBC, 1st Floor, Kanoo Building, Plot 92/27, Dubai

Description of Lease:	Tenancy Contract dated 13th March 2002 between Kanoo Group (1) Holiday Autos International Limited (2)

Leaseholder:	Holiday Autos Limited

Current Rent:	48,000 United Arab Emirate Dirhams per year

Use:	Offices

Description of Property:	Brunhildenstrasse 25, 80639 München, Germany

Description of Lease:	Lease dated 29th April 2002 between J. Jorg Habersack and Liselotte Habersack (1) Holiday Autos GmbH (2)

Leaseholder:	Holiday Autos GmbH

Current Rent:	€12,240 plus VAT per month

Use:	Offices

Description of Property:	Moellerveien 4/Maridalsveien 9, Oslo, Norway

Description of Lease:	Lease dated 16th January 2002 between Fredensborg AS (1) and Holidays Autos Nordic (2)

Leaseholder:	Holiday Autos Nordic

Current Rent:	NOK 3,300 plus VAT per month from 1st January 2002, may have been increased from 1st January 2003

Use:	Office

Description of Property:	Kv. Hamnen 13, Hamngatan 33, 172 66 Sundyberg, Sweden

Description of Lease:	Lease dated 29th June 2001 between Fastighets AB Förvaltaren (1) Holiday Autos Scandinavia (2)

Leaseholder:	Holiday Autos Scandinavia (thereafter name changed to Holiday Autos Nordic (AB)

Current Rent:	Basic rent (year 2001) is SEK 1,428,000 plus VAT per year; according to an index clause there is a yearly upward adjustment of the basic rent. During the period 1 February 2002 – 30 January 2006 there is a discount off the rent ranging from SEK 408,000 the first year to SEK 102,000 the last year

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Guarantee:	The lease is conditional on the parent company in England providing a guarantee

Use:	Office

Description of Property:	Offices in Brussels

Description of Lease:	Lease between JF Van Meerbeek (1) Holiday Autos Benelux (2)

Leaseholder:	Holiday Autos Benelux

Current Rent:	€4,598 per trimester

Guarantee:	Bank Guarantee €8,900

Use:	Office

Description of Property:	Offices in Amsterdam, Netherlands

Description of Lease:	Lease dated 30th October 2001 between Stein Beheer N.V. (1) and Holiday Auto Benelux (2)

Leaseholder:	Holiday Auto Benelux

Current Rent:	€849.39 per month

Use:	Offices

Description of Property:	Rond Point Européen- Bâtiment C- 11, rue Maurice Grandcoing- 94200 Ivry sur Seine

Description of Lease:	Commercial lease agreement dated 20 December 1999 between Société Financière Immobilière Fimmo SA (1) Holiday Autos France (2)

Leaseholder:	Holiday Autos France

Current Rent:	FRF 209,000 per year (VAT excluded)

Use:	Offices and car parks

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Description of Property:	Rond Point Européen- Bâtiment C- 11, rue Maurice Grandcoing- 94200 Ivry sur Seine

Description of Lease:	Sub-lease dated 14 February 2000 between Holiday Autos France (1) Holiday Autos Holding France (2)

Leaseholder:	Holiday Autos Holding France

Current Rent:	No rent provided

Use:	Offices

Description of Property:	Corso Verecelli no. 1 Milan, Italy

Description of Lease:	Lease dated 15th January 2000 between Maria s.a.s. (1) and Holiday Auto Italia S.r.L.

Leaseholder:	Holiday Auto Italian S.r.L

Current Rent:	€42,500 per year

Use:	Office

Description of Property:	12, rue Truillot- Ivry sur Seine

Description of Lease:	Sub-lease dated 14 August 1996 between 2 CK (1) Discount Stars Services (2)

Previous Leaseholder:	Discount Stars Services (previous corporate name of Holiday Autos France)

Description of Property:	Gl. Lundtoftevej 1-3, 2800 Kgs, Lyngby, Denmark.

Description of Lease:	Lease dated 4 October 1999 between Det Alm. Danske Ejendoms Selskab as (1) and 2 C A/S (2) as amended by an agreement dated 6 November 2002 between Det Alm. Danske Ejendoms Selskab as (1) and 2 C A/S (2) and Holiday Autos (3) whereby Holiday Autos took over the lease.

Leaseholder:	Holiday Autos.

Current Rent:	Danish Kroner 91,600 per year.

Use:	Office.

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Part D: Previous Properties

Description of Property:	Basement, Ground and First Floors, 12 Bruton Street, London W1

Description of Lease:	Underlease dated 8th November 1987 between DT Young and Others (1) MJT Beazley and JM Bielecki

Previous Leaseholder:	Holiday Autos International Limited

Description of Property:	Third Floor, 25 Saville Row, London W1

Description of Lease:	Lease between MEPC (1) NJ Stolberg and Others t/a Holiday Autos (2)

Previous Leaseholder:	Holiday Autos International Limited

Description of Property:	55-61 Frimley High Street, Frimley, Camberley, Surrey

Description of Lease:	Lease dated 18th January 1996 between Craycom Limited (1) Holiday Autos International Limited (2)

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SCHEDULE 6

SCHEDULE 6

Intellectual Property

Part I
Registered Intellectual Property Rights
Trade Marks

Country	Mark	Registered Proprietor	No.	Classes	Date

Australia	Holiday Autos Figurative	Holiday Autos International Limited	641866	39	29.09.94

Australia	holiday extra	Holiday Autos GmbH	919267	36; 39; 43

Australia	HOLIDAY AUTOS	Holiday Autos International Limited	792849	39	30.04.99

Austria	Holiday Autos Figurative	Holiday Autos Autovermietungs-GmbH	125757	39	[31.10.98]

Austria	HOLIDAY AUTOS	Holiday Autos International Limited

Brazil	HOLIDAY AUTOS	Holiday Autos International Limited

Canada	Holiday Autos Figurative	Holiday Autos International Limited	TMA492,752 (file no 773969)		09.04.98

Canada	HOLIDAY AUTOS	Holiday Autos International Limited	TMA 35,184 (file no 1013764)	39	19.10.2000

Cyprus	Holiday Autos Figurative	Holiday Autos International Limited	42635	39	11.05.1995

Cyprus	HOLIDAY AUTOS	Holiday Autos International Limited

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Country	Mark	Registered Proprietor	No.	Classes	Date

Denmark	HOLIDAY AUTOS	Holiday Autos GmbH

Denmark	Holiday Autos Figurative	Holiday Autos International Limited	[VR05.000	1992]	12, 39

Estonia	HOLIDAY AUTOS	[Holiday Autos International Limited]	(International Registration 715380)	[06.12.2000]

Finland	Intercar	Holiday Autos Scandinavia AB

Finland	Holiday Autos Figurative	Holiday Autos International Limited	142477	12; 39	20.02.1996

Germany	Holiday Autos Figurative	Holiday Autos International Limited	1133966	39?	31.01.1989

Germany	HOLIDAY AUTOS	Holiday Autos International Limited	39632994	39	[26.07.1996/ 10.05.1999]

Germany	travel connect	Holiday Autos GmbH

Germany	connect travel	Holiday Autos GmbH

Germany	holiday extra	Holiday Autos GmbH

Greece	Holiday Autos Figurative	Holiday Autos International Limited	123133	39

Greece	HOLIDAY AUTOS	Holiday Autos International Limited	140450	39	Filing date 3 May 1999 registration date 17 January 2001

Guernsey	HOLIDAY AUTOS	Holiday Autos International Limited	2146626	39	08.08.2000

Hong Kong	HOLIDAY AUTOS	Holiday Autos International Limited	B10145 of 2000	39	30.04.1999

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Country	Mark	Registered Proprietor	No.	Classes	Date

Hong Kong	Holiday Autos Figurative	Holiday Autos International Limited	B04770 of 1997	39	15.08.1995

Iceland	Holiday Autos Figurative	Holiday Autos International Limited	[688/1995]	12; 39	27.07.1995

Ireland	Holiday Autos Figurative	Holiday Autos International Limited	200884	39	01.07.1996

Ireland	HOLIDAY AUTOS	Holiday Autos International Limited	213093	39	28.04.1999

Israel	HOLIDAY AUTOS	Holiday Autos International Limited		39	05.09.2001

Israel	Holiday Autos Figurative	Holiday Autos International Limited	94754	39	01.07.1996

Japan	HOLIDAY AUTOS	Holiday Autos International Limited	4126535 [4439692]	39	20.03.1998

Japan	Holiday Autos Figurative	Holiday Autos International Limited

Jersey	HOLIDAY AUTOS	Holiday Autos International Limited	TM7879	?	17.08.2000

Madrid protocol	HOLIDAY AUTOS	Holiday Autos GmbH	715380	39	10.05.1999

Madrid Protocol	Holiday Extra	Holiday Autos International Limited

Madrid protocol	Holiday Autos Figurative	Holiday Autos Autovermietungs-GmbH	560712	39	30.08.1990

Malta	HOLIDAY AUTOS	Holiday Autos International Limited

Mexico	HOLIDAY AUTOS	Holiday Autos International Limited	630,375	39	27.10.1999 (legal date 01.07.1999)

New Zealand	Holiday Autos Figurative	Holiday Autos International Limited	241477	39	28.09.1994

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Country	Mark	Registered Proprietor	No.	Classes	Date

New Zealand	HOLIDAY AUTOS	Holiday Autos International Limited	311134	39	08.02.2001 (with effect from 15.06.1999)

Norway	holiday extra	Holiday Autos GmbH

Norway	Holiday Autos Figurative	Holiday Autos International Limited	152615	39	[01.10.1992]

Norway	Intercar	Holiday Autos Skandinavia AB

Poland	Holiday Autos Figurative	Holiday Autos International Limited	105019	39	26.04.1995

Russia	HOLIDAY AUTOS	Holiday Autos GmbH	International registration no. 715380		[20.10.2000/ 03.07.2000]

Scandinavia	HOLIDAY AUTOS	Holiday Autos Scandinavia Aktiebolag	323885	12; 39	19.06.1997

Singapore	Holiday Autos Figurative	Holiday Autos International Limited	B7265/95	39	07.08.1995

Singapore	HOLIDAY AUTOS	Holiday Autos International Limited

South Africa	Holiday Autos Figurative	Holiday Autos International Limited	94/10436	39	26.09.1994

South Africa	HOLIDAY AUTOS	Holiday Autos International Limited

Switzerland	holiday extra	Holiday Autos GmbH

Tunisia	HOLIDAY AUTOS	Holiday Autos International Limited	EE990657	39	[28.04.1999]

Tunisia	Holiday Autos Figurative	Holiday Autos International Limited	EE95.0602	39	[25.04.1995]

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Country	Mark	Registered Proprietor	No.	Classes	Date

Turkey	HOLIDAY AUTOS	Holiday Autos International Limited	2001 02164	39

Turkey	Holiday Autos Figurative	Holiday Autos GmbH	173781	36; 39; 42

United Kingdom	HOLIDAY AUTOS	Holiday Autos International Limited	2146626	39	30.09.1997

United Kingdom	Holiday Autos Figurative	Holiday Autos International Limited	1497906	39	21.04.1992

United Kingdom	Re-inventing Car Renting	Holiday Autos UK Limited	2288387

Uruguay	HOLIDAY AUTOS	Holiday Autos International Limited	314040	39	[03.03.1999]

USA	Holiday Autos Figurative	Holiday Autos Group (Partnership)	1,707,271	39	11.08.1992

CTM	Holiday Hotels	Holiday Hotels Ltd

CTM	Holiday Hotels (Figurative)	Holiday Hotels Ltd

CTM	holiday extra	Holiday Autos GmbH	2464808

CTM	holiday extra	Holiday Autos GmbH	2952331

CTM	Holiday Autos	Holiday Autos International Limited

INTERNATIONAL REGISTRATIONS

Holiday Autos International Limited

holiday autos (fig)

CH CU CZ ES FR HU LI MC PT RU SK SI YU

holiday autos (word)

AM AT BG BY CH CU CZ DK EE ES FI FR GE HU IS IS IT KE LV LT MA MC MD MZ NO PL PT RO RU SK SI SZ YU

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Holiday Autos GmbH

holiday autos (fig)

BA BG BX BY DZ EG HR IT KZ MA MK RO SM SD UA UZ VN

holiday autos (word)

AL AZ BA DZ EG HR KP KZ LR MN MK SM SL SD TJ UA UZ VN

holiday extra (word)

AT BX CH CZ DK ES FI FR GR HR HU IT NO PL PT AU IE SE SG SI SK TR YU

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Domain names	Registrant	Renewal Date

bestcarrentalrates.com	Holiday Autos Group Limited	11.09.2004

callclive.com	Rick Keifer	12.05.2006

carrentalbookingengine.com	Holiday Autos Group Limited	11.09.2004

carrentalineurope.com	Holiday Autos Group Limited	21.05.2007

carrentalsineurope.com	Holiday Autos Group Limited	21.05.2007

chauffeursineurope.com	Holiday Autos Group Limited	21.10.2004

cheapcarhire.biz	Holiday Autos	06.11.2003

cheapcarrental.biz	Holiday Autos	06.11.2003

cheapcarrental.com	Holiday Autos	06.11.2003

connecttravel.de

connect-travel.de

drivebyroad.com	Holiday Autos Group Limited	15.03.2005

europeandriving.com	Kemwel Holiday Autos	27.10.2003

europeandrivingtips.com	Holiday Autos Group Limited	08.03.2007

europebyroad.com	Holiday Autos Group Limited	03.05.2007

hatech.co.uk	Holiday Autos Group Limited

hatechnology.co.uk	Holiday Autos Group Limited

hatechnology.com	Holiday Autos Group Limited	28.12.2003

holidayautosonline.net	Holiday Autos Group Limited	03.05.2007

holidayautos.ae

holidayautos.be

holiday-autos.be

holidayautos.biz	Holiday Autos	18.11.2003

holidayautos.ch

holidayautos.cn

holidayautos.co.nz

holidayautos.co.uk	Holiday Autos International Limited

holiday-autos.co.uk	Holiday Autos Group Limited

holidayautos.co.za

holidayautos.com	Holiday Autos Group Limited	30.06.2006

holiday-autos.com	Holiday Autos	28.04.2003

holidayautos.com.au

holidayautos.com.cy

holidayautos.com.mt

holidayautos.dk

holiday-autos.dk

holidayautos.fr

holidayautos.gr

holidayautos.ie

holidayautos.info	Holiday Autos Group Limited	14.09.2003

holidayautos.it

holidayautos.lu

holidayautos.net	Holiday Autos	28.04.2003

holiday-autos.net	Holiday Autos	28.04.2003

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Domain names	Registrant	Renewal Date

holidayautos.nl

holidayautos.no

holidayautos.org	Holiday Autos	28.04.2003

holiday-autos.org	Holiday Autos	28.04.2003

holidayautos.pro

holidayautos.pt

holidayautos.shop

holidayautos.travel

holidayautos.tv

holidayautos.us

holidayautosinternational.com	Rick Keifer	24.01.2007

holidayautosonline.com	Holiday Auto Group Limited	03.05.2007

holidayautosonline.com

holidayautosonline.net	Holiday Autos Group Limited	03.05.2007

holidayautosonline.org

holidaydiy.co.uk	Mathew Hart

holidayessentials.co.uk	Holiday Autos International Limited

holiday-diy.co.uk	Mathew Heart

holiday-essentials.co.uk	Holiday Autos International Limited

holiday-essentials.com	Holiday Autos	27.10.2003

holidayparking.co.uk	Holiday Autos International Limited

holidayparking.com	Holiday Autos International Limited	11.02.2004

internationaldriving.com	Kemwel Holiday Autos	27.10.2003

internationaldrivingtips.com	Holiday Autos Group Limited	08.03.2007

limousinesineurope.com	Holiday Autos Group Limited	21.10.2004

lowestcarrentalrates.com	Holiday Autos Group Limited	06.04.2005

offto.co.uk	Mathew Heart

rentalcarineurope.com	Holiday Autos Group Limited	21.10.2004

usa-autos.co.uk	Mathew Hart

holidayjourneys.co.uk (detagged)	Holiday Autos International Limited

holiday-hotels.it

holidayhotels.be

holiday-hotels.be

holiday-hotels.de

holidayhotels.dk

holiday-hotels.dk

holiday-autos.ch

holidayhotels.ch

holiday-hotels.ch

holidayhotels.fr

holiday-hotels.fr

holidayhotels.pt

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Domain names	Registrant	Renewal Date

holiday-hotels.pt

holidayhotels.co.za

holiday-hotels.co.za

holidayhotels.gr

holidayhotels.info	Holiday Autos Group Ltd

holiday-hotels.gr

holidayhotels.nl

holiday-hotels.nl

holidayhotels.co.nz

holidayhotels.ie

holiday-hotels.ie

holidayhotels.lu

holiday-hotels.lu

holidayhotels.fi

holiday-hotels.fi

holidayhotels.se

holiday-hotels.se

holidayautos.co.il

holidayhotels.co.il

holiday-hotels.co.il

holidayhotels.at

holiday-hotels.at

holidayhotels.es

holiday-hotels.es

holiday-autos.pl

holidayhotels.co.uk	Holiday Hotels Limited

holidayhotels.com	Holiday Hotels Limited

holidayautos.as

holidayautos.at

holidau-autos.at

holiday-autos.biz	Holiday Autos GM

holidayautos.com.cn

holidayautos.de

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SCHEDULE 7
Part I — Part III

DETERMINATION OF TTV TARGETS

Part I — Preparation

The Purchaser shall use all reasonable endeavours to ensure that the Company’s auditors promptly prepare a statement of the TTV Target (Harry) Figure as soon as practicable after the 31 October 2003.

If the TTV Target (Harry) Figure so prepared is less than the TTV Target (Harry), then the Purchaser shall use all reasonable endeavours to ensure that the Company’s auditors promptly prepare a statement of the TTV Target (Group) Figure as soon as practical.

The Purchaser shall deliver to the Vendors a copy of the TTV Target (Harry) Figure and, if relevant, the TTV Target (Group) Figure as soon as practicable.

In the event of any delay in the performance of its obligations under this Part I of this Schedule 7 the Purchaser shall pay interest at the Interest Rate on any Contingent Consideration (Variable) and/or the Contingent Consideration payable (if any) from the 9th February 2004 to the date of the payments and as well after as before judgement.

Part II – Failure to agree Gross Value Statement

The Vendors other than the ECI Vendors hereby appoint Clive Jacobs as their representative for the purposes of this Schedule 7 (the “Vendor’s Representative”) and any action taken or authorised by, and any notice or document given to, the Vendors’ Representative shall be deemed to be taken or authorised by or given to each of the Vendors (other than the ECI Vendors) and shall be binding on each of them (so far as it relates to this schedule).

In the event of any dispute or disagreement between any of the Vendors and the Purchaser concerning either the TTV Target (Harry) Figure and/or the TTV Target (Group) Figure the Vendors’ Representative may notify the Purchaser that he wants an independent chartered accountant in the United Kingdom to be appointed to settle the TTV Target (Harry) Figure and/or the TTV Target (Group) Figure (as the case may be). Such independent chartered accountant shall be a person or firm agreed between the Purchaser, the Vendors’ Representative or, in default of agreement within 7 days of such notification, an independent chartered accountant to be appointed by the President (or if he is not available the next most senior available officer) for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendors or the Purchaser and such independent chartered accountant shall settle the TTV Target (Harry) Figure and/or the TTV Target (Group) Figure as the case may be based on books and records of the Company for the relevant period. The parties shall procure so far as they are able that such independent chartered accountant shall be given all necessary assistance and access to information and working papers of the auditors by the Group and/or Purchaser’s Group may, as the case may be, reasonably required.

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Part III – Capacity and costs

In acting pursuant to this clause, any independent chartered accountant shall be treated as acting as an expert and not as an arbitrator and the TTV Target (Harry) Figure and/or the TTV Target (Group) Figure as appearing in any statement prepared by the independent chartered accountant as aforesaid shall be final and binding on the parties save in the event of any manifest error in which case such error shall be rectified as soon as practicable. The costs of the independent accountant shall fall to be paid as he shall direct (provided always that the ECI Vendors shall not be liable for any such costs).

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SCHEDULE 8

Limitations on Liability (Purchaser)

1.	LIABILITIES TO WHICH THIS SCHEDULE IS APPLICABLE

1.1	This Schedule applies to limit the liability of the Purchaser in respect of any Purchaser Claim.

1.2	Nothing in this Schedule applies to limit the liability of the Purchaser for fraud, dishonesty or wilful concealment.

2.	FINANCIAL LIMITS

2.1	The liability of the Purchaser in respect of all Purchaser Claims shall not exceed the value of each Warrantor’s Allotments as at the date they were received.

2.2	The Purchaser shall not be liable in respect of any Purchaser Claim except to the extent that their liability in respect of that Purchaser Claim exceeds £20,000.

2.3
The Purchaser shall not be liable in respect of any Purchaser Claim except to the extent that their aggregate liability in respect of all Purchaser Claims (excluding all Claims for which if the Purchaser have no liability by reason of paragraph 2.2) exceeds £200,000 in which case the full amount and not just the excess over that figure shall be payable.

3.	TIME LIMITS

1.1	The Purchaser shall not be liable in respect of any Purchaser Claim unless written notice of that Purchaser Claim specifying in as much detail as is

3.1.1
reasonably practicable the matter giving rise to the Purchaser Claim and the nature and amount of the Purchaser Claim is given to the Purchaser as soon as reasonably practicable and in any event is received by the Purchaser in the case of any Purchaser Claim, on or before the first anniversary of Completion; and

3.1.2	unless legal proceedings shall have been served in respect of any such claim within six months of the Purchaser Claim being notified of such Purchaser Claim.

4.	EXCLUSION OF LIABILITY: GENERAL

4.1	Warrantor’s knowledge

The Purchaser shall not be liable in respect of any Purchaser Claim to the extent that the matter and its import giving rise to the Purchaser Claim was within the actual knowledge of any of the Warrantors as at Completion.

5.	LIMITATIONS

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No Purchaser Claim pursuant to 1.1, 1.2, 1.3 and 1.4 of Schedule 12 shall be admissible and the Purchaser shall not be liable under any Purchaser Claim pursuant to 1.1, 1.2, 1.3 and 1.4 of Schedule 12:

5.1
to the extent that such liability arises or is increased as a result of any act or omission before Completion (in respect only of the subject matter of such Purchaser Claim) of any of the Warrantors or their advisers.

5.2
to the extent that the liability arises or is increased or would have been reduced or eliminated but for a failure or omission before Completion (in respect only of the subject matter of such Purchaser Claim), on the part of the Company or any of the Subsidiaries.

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SCHEDULE 9

ADDRESSES

CLIVE JAMES	of High Barn, Church Lane, Finchampstead, Wokingham, Berkshire RG40 4LR

BRIAN FARRUGIA	of 154a Sutherland Avenue, Maida Vale, London W9 1HP

MICHAEL BULLER	of Am Bernrieder Hoß 9, 86919 Utting Am Ammersee Germany

CHARLES SMITH	of 45 Fairview Way, Edgware, Middlesex HA8 8JE

ANTHONY DAVID SEAMAN	of The Old Police House, Remenham Hill, Henley on Thames, Oxon RG9 3EG

MICHAEL SHIRES	of 2 Hadlow House, Main Road, Hadlow Down, East Sussex TN22 4EP

SARA ZIMMERMAN	of Flat 3, 13 Cambridge Park, East Twickenham, Middlesex TW1 2PF

RONALD HAYLOCK	of The Porch House, Dingley Hall, Market Harborough LE16 8PG

JON RICHARDS	of Wyck Barn, Wyck, Alton, Hampshire GU34 3AL

JOHN DONALDSON	of Westona House, Rectory Lane, Edith Weston, Rutland, LE15 8NB

ECI 5 LP	Brettenham House, Lancaster Place, London WC2F 7EN

ECI 5 B LP	Brettenham House, Lancaster Place, London WC2F 7EN

ECI DEVELOPMENTS 3 LP	Brettenham House, Lancaster Place, London WC2F 7EN

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SCHEDULE 10

Limitations on Liability

1.	LIABILITIES TO WHICH THIS SCHEDULE IS APPLICABLE

1.1
This Schedule applies to limit the liability of the Warrantors to the Beneficiary in respect of any Relevant Claim, including, but only for the purposes of paragraphs 2.1 to 2.3 and 8 of this schedule (other than as expressly provided for in the Tax Deed), any claim under the Tax Deed in addition to the limitations (if any) set out in the Tax Deed (a “Claim”).

1.2	Nothing in this Schedule applies to limit the liability of the Warrantors for fraud, dishonesty or wilful concealment.

1.3	In this Schedule:

1.3.1
references to the “Tax-Related Warranties” are references to the Warranties contained in Schedule 4 and references to a “Tax Claim” are references to a Claim pursuant to the Tax Deed or the Tax-Related Warranties or in respect of any other matter so far as it relates to Tax; and

1.3.2	the definitions set out in the Tax Deed shall apply in interpreting this Schedule.

1.4
The provisions of paragraphs 2.2 and 2.3 shall not apply in relation to any Claim for breach of paragraphs 1.7.1, 1.7.7 so far as relates to payments to Warrantors, 3.3.1, 3.3.2, and 10.3.1 (so far as relates to directors) of Schedule 3 in relation to the Company and as applied by paragraph 12.4 of Schedule 3.

2.	FINANCIAL LIMITS

2.1
The liability of each of the Warrantors in respect of all Claims (including claims under the Tax Deed) shall not exceed the total amount of Consideration paid to each Warrantor by the Purchaser and LJL.

2.2	The Warrantors shall not be liable in respect of any Claim (including claims under the Tax Deed) except to the extent that their liability in respect of that Claim exceeds £40,000.

2.3
The Warrantors shall not be liable in respect of any Claim (including claims under the Tax Deed) except to the extent that their aggregate liability in respect of all Claims (excluding all Claims for which if the Warrantors have no liability by reason of paragraph 2.2) exceeds £400,000 in which case the full amount and not just the excess over that figure shall be payable.

2.4
In the event that after the application of paragraphs 2.2 and 2.3 above, there is a Claim or Claims for which the Warrantors may be liable, there shall be deducted from their liability for such Claim or Claims an amount equal to the 2002 CPR Excess.

3.	TIME LIMITS

3.1
The Warrantors shall not be liable in respect of any Claim unless written notice of that Claim specifying in as much detail as is reasonably practicable the matter giving rise to the Claim and the nature and amount of the Claim is given to each of the Warrantors as soon as reasonably practicable and in any event is received by the Warrantors:

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3.1.1	in the case of a Tax Claim, on or before the sixth anniversary of the end of accounting period in which Completion occurs; and

3.1.2	in the case of any other Claim, on or before the first anniversary of Completion.

And, except in the case of a Tax Claim, unless legal proceedings shall have been served in respect of any such claim within six months of the Warrantors being notified of such Claim.

4.	EXCLUSION OF LIABILITY: GENERAL

4.1	Disclosure and Purchaser’s knowledge

1.1	The Warrantors shall not be liable in respect of any Claim to the extent that the matter giving rise to the Claim:

4.1.1	is fairly disclosed in the Disclosure Letter or any of the documents annexed to it; or

4.1.2
the matter and its import was within the actual knowledge of the Purchaser or any of its employees at Completion save that the Purchaser, LJL and its advisers and employees shall be deemed to have no knowledge of any fact, matter or circumstance which is or may constitute a breach of any of the Warranties in paragraph 7.4 of Schedule 3.

5.	LIMITATIONS

No Claim shall be admissible and the Warrantors shall not be liable under any Claim:

5.1
to the extent that provision, reserve or allowance has been made in the 2002 Accounts or was specifically referred to in the notes to the 2002 Accounts in respect thereof or to the extent that payment or discharge thereof has been specifically provided for therein or in accordance with generally accepted accounting principles in force at the date of the 2002 Accounts has not been so taken account of, or referred to; or

5.2
to the extent that a specific provision, reserve or allowance made in the 2002 Accounts for any taxation liability proves to be insufficient by reason of any increase in the rates of taxation or variation in the law relating to the application or calculation of the rate of taxation made after Completion with retrospective effect and not announced before Completion; or

5.3
to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of taxation or the introduction of any changes or new form of taxation or in the published practice of the Inland Revenue or HM Customs & Excise or any other relevant authority (in the United Kingdom or elsewhere) occurring after Completion with retrospective effect and not announced before Completion; or

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5.4
to the extent that the liability would not have arisen or would have been reduced but for the fact that the treatment of any assets or liabilities or of the taxation attributable to timing differences (including capital allowances and stock relief) in future accounts of the Company or any of the Subsidiaries is different from the treatment in the 2002 Accounts save where such difference is caused by compliance with generally accepted accounting principles or the law, as they apply to such future accounts; or

5.5
to the extent that the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or any of the Subsidiaries or the Purchaser or either/any of them to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to taxation the making, giving or doing of which was specifically provided for in the 2002 Accounts [and notified to the Purchaser in writing to enable the Purchaser validly to make, give or do such a thing]; or

5.6
to the extent that such liability would not have arisen but for any claim, disclaimer or election made (including without limitation, a disclaimer of or a revision to a claim for capital allowances claimed before Completion or specifically provided for in preparing the 2002 Accounts) where such claim or disclaimer or election or revision is caused or made by the Purchaser or the Company or any of the Subsidiaries after Completion save where such act, transaction or omission (as the case may be):

5.6.1	is carried out pursuant to a legally binding obligation of the Purchaser Group, the Company or the relevant Subsidiary arising prior to the date of this Agreement; or

5.6.2	is pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

5.6.3	is in accordance with the terms of this Agreement or the Tax Deed; or

5.6.4	occurs in the ordinary course of trade of the Purchaser’s Group, the Company or the relevant Subsidiary (as the case may be) as carried on as at the date of this Agreement.

5.7
to the extent that such liability comprises penalties, charges or interest arising directly or indirectly from any act, transaction or omission or to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, wilful omission of the Company or any of the Subsidiaries or the Purchaser or the respective directors, employees or agents on or after Completion which the Company, the Subsidiary or the Purchaser ought reasonably to have known could give rise to such liability save where such act, omission, transaction or wilful omission (as the case may be):

5.7.1	is carried out pursuant to a legally binding obligation of the Purchaser Group, the Company or the relevant Subsidiary arising as at the date of this Agreement; or

5.7.2	is pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

5.7.3	is in accordance with the terms of this Agreement or the Tax Deed; or

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5.7.4	occurs in the ordinary course of trade of the Purchaser Group, the Company or the relevant Subsidiary (as the case may be) as carried on as at the date of this Agreement.

5.8
to the extent that any Claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser’s Group); or

5.9	to the extent that the matter to which it relates is recovered by the Company from insurers.

6.	THIRD PARTY CLAIMS

6.1
Where the Purchaser and/or the Company and/or any of the Subsidiaries is/are at any time entitled to recover from some other person (including any Tax Authority) any sum in respect of any matter giving rise to a Claim the Purchaser shall and shall procure that the Company or any of the Subsidiaries shall take all necessary steps to enforce such recovery prior to taking any action against the Warrantors (other than notifying the Warrantors of the Claim) and in the event that the Purchaser or the Company or any of the Subsidiaries shall recover any amount from such other person the amount of the Claim against the Warrantors shall be reduced by the amount recovered (including any repayment supplement) less all costs, charges and expenses incurred by the Purchaser or the Company or any of the Subsidiaries in recovering that sum from such other person.

6.2
If the Warrantors pay to the Purchaser or to the Company or to any of the Subsidiaries an amount pursuant to a Claim and the Purchaser or the Company or any of the Subsidiaries subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such Claims the Purchaser shall notify the Warrantors’ Representative’s and shall procure, at the Warrantors Representative’s request that the Company or the relevant Subsidiary shall take all necessary steps to enforce such recovery and shall forthwith repay to the Warrantors so much of the amount paid by them to the Purchaser or the Company or the relevant Subsidiary as does not exceed the sum recovered from such other person less all costs, charges, tax and expenses incurred by the Purchaser or the Company or the relevant Subsidiary in recovering that sum from such other person.

6.3
If any amount is repaid to the Warrantors by the Purchaser or the Company or any Subsidiary pursuant to paragraph 6.2 above an amount equal to the amount so repaid shall be deemed never to have been paid by the Warrantors for the purposes of paragraph 2 and accordingly shall not be treated as an amount in respect of which any liability has been incurred, provided that all costs, charges, tax and expenses incurred by the Purchaser or the Company or the relevant Subsidiary in enforcing such recovery shall be deemed as having been paid to the Warrantors for the purposes of paragraph 2 to the extent only that such costs, charges, tax and expenses is more than the any amount recovered and paid to the Warrantors pursuant to paragraph 6.2.

7.	CONDUCT OF CLAIMS

7.1
The Warrantors hereby appoint Clive Jacobs (the “Warrantors’ Representative”) as their representatives for the purposes of this paragraph and any action taken or authorised by and any notice or document given to the Warrantors’ Representative shall be deemed to be taken or authorised by or given to each of the Warrantors and shall be binding on each of them.

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7.2
If the Purchaser or the Company or any of the Subsidiaries become aware of a matter which might give rise to a Claim to which the Warrantors may be liable (other than a claim under the Tax-Related Warranties to which Clause 8 of the Tax Deed shall apply:

7.2.1
the Purchaser shall (or shall procure that the Company or any Subsidiary concerned shall) as soon as reasonably practicable give written notice to the Warrantors’ Representative of the matter and shall consult with the Warrantors’ Representative with respect to such matter but such notice shall not be a condition precedent to the liability of the Warrantors;

7.2.2
the Purchaser shall (and shall procure that the Company or any Subsidiary concerned shall) provide to the Warrantors’ Representative (and his advisers) reasonable access to premises and personnel and to relevant assets, documents and records within the Purchaser’s Group for the purposes of investigating the matter and enabling the Warrantors’ Representative to take the action referred to in paragraph 7.2.4;

7.2.3	the Warrantors’ Representative (at the Warrantors’ cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.2.2;

7.2.4
subject to the provisions of paragraph 7.3, the Purchaser shall (and shall procure that the Company or any Subsidiary concerned shall) take such action and give such information and assistance in connection with the affairs of the Purchaser or the Company or any relevant Subsidiary as the Warrantors’ Representative may reasonably request in writing to negotiate, avoid, dispute, resist, mitigate, compromise, defend or appeal against any Claim and any adjudication with respect thereto which shall include (without limitation) the Company or any relevant Subsidiary applying to postpone (so far as legally possible) the payment of any taxation;

7.2.5
the Warrantors shall indemnify and secure the Purchaser and the Company and any relevant Subsidiary to their reasonable satisfaction against all losses, damages and expenses including interest on overdue tax and reimburse to the Purchaser and the Company and any relevant Subsidiary all out-of-pocket expenses reasonably incurred by them in complying with their obligations under this paragraph 7.

7.3	The Purchaser shall not be obliged to take or procure the taking of any of the following actions pursuant to its obligations contained in paragraphs 6.1, 6.2 and 7.2.4:

7.3.1
contesting any Claim before any court or other appellate body unless at the sole expense of the Warrantors, the Warrantors’ Representative obtains the written opinion of Legal Counsel after disclosure of all relevant information and documents and having regard to all the circumstances that it is reasonable to resist the Claim and contest it before the appellate body in question.

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7.3.2
complying with any unreasonable instruction of the Warrantors’ Representative or to taking any action or procuring the taking of any action which it reasonably considers will be onerous or prejudical to the Purchaser or the Company or any member of the Purchaser’s Group;

8.	GENERAL

8.1
Any payment made in respect of any Claim (including a claim under Clause 16 and under the Tax Deed) by the Warrantors shall be deemed (as between the Purchaser and the Warrantors) to the fullest extent possible to be a reduction in the consideration payable by the Purchaser to the Warrantors for the Shares under this agreement.

8.2
The Purchaser shall not be entitled to recover more than once in respect of the same subject matter giving rise to any Claim (including under the Tax Deed). For this purpose, recovery by the Purchaser or the Company or any member of the Purchaser Group shall be deemed to be a recovery by each of them.

8.3
If in respect of any one matter a Claim may be made under the Warranties and under the Tax Deed to the extent that the Claim is satisfied under the Warranties, any amount payable under the Tax Deed in respect of the same matter shall be reduced accordingly.

8.4
If at any time after the date of this Agreement the Warrantors (or some of them) want to insure against their liabilities in respect of a Claim, the Purchaser shall, subject to the Warrantors reimbursing to the Purchaser and the Company all out-of-pocket expenses incurred by them in relation to this paragraph 8.4 provide any information as a prospective insurer may reasonably require before effecting the insurance.

8.5
The Purchaser will, and shall, ensure that the Company and the Subsidiaries will, preserve all documents, records, correspondence, accounts and other information whatsoever that in the reasonable opinion of the Purchaser are relevant to a matter which, in the reasonable opinion of the Purchaser, may give rise to a Claim. 16.10

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SCHEDULE 11

Vendors’ Solicitors’ Account Details

	ACCOUNT NO:		20194181

SORT CODE:		15-10-00

ACCOUNT NAME:		DLA Client Account

BANK:		The Royal Bank of Scotland,

ADDRESS:		62-63 Threadneedle Street, London EC2R 8LA

ECI’s Solicitors’ Account Details

ACCOUNT NO:		00037230

SORT CODE:		20-00-00

ACCOUNT NAME:		Addleshaw Booth & Co client a/c

BANK:		Barclays Bank plc

ADDRESS:		54 Lombard Street London EC3V 9EX

REFERENCE:		105099-23/JFH

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SCHEDULE 12
Purchaser Warranties

1.	INFORMATION

1.1	General information in the Listing Particulars

The listing particulars relating to the issue of the Consideration Shares in a form not materially different to that annexed to the Agreement (for identification purposes only) and expected to be dated on our about 26 March 2003 (the “Listing Particulars”) contain all information about the Purchaser’s Group which a potential investor and its professional advisers would reasonably require and reasonably expect to find there for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Purchaser’s Group and of the rights attached to the share capital of the Purchaser.

1.2	Statements of facts, forecasts etc.

Each statement of fact contained in the press release relating to the issue of the Consideration Shares and the acquisition of the Company by the Purchaser Group in a form not materially different to that annexed to the Agreement (for identification purposes only) (the “Press Announcement”) and expected to be dated on our about 26 March 2003 is true, accurate and not misleading. Each forecast, estimate, valuation and expression of opinion, intention or expectation contained in the Press Announcement, the Listing Particulars or the Circular is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration.

1.3	Omissions

To the best of the knowledge, information and belief of the Purchaser, after having made due and careful enquiry, no information has been omitted from the Press Announcement the Listing Particulars or the Circular which might make a statement of fact, forecast, estimate, valuation or expression of opinion, intention or expectation in the Press Announcement, the Listing Particulars or the Circular untrue, inaccurate or misleading or which, in the context of the Issue is material for disclosure in the Press Announcement, the Listing Particulars or the Circular and, without prejudice to the generality of the foregoing, the Listing Particulars contains a description of any special factors or risks which are unlikely to be known or anticipated by potential subscribers, purchasers or underwriters of placing shares which could materially affect the assets, liabilities, profits, losses or prospects of the Purchaser’s Group.

1.4	Non-disclosure

There is no fact or circumstance which is not disclosed in the Listing Particulars which ought to be taken into account by the UK Listing Authority in considering the suitability for listing of the Consideration Shares.

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1.5	Business since 30 September 2002 (“Accounts Date”)

Except as disclosed in the Press Announcement, the Listing Particulars or the Circular or any market announcement made by the Purchaser since the Accounts Date:

1.5.1	each Purchaser’s Group Company has carried on its business in the ordinary and usual course;

1.5.2
there has been no material adverse change, nor any development likely to give rise to a material adverse change, in the financial or trading positions or prospects of the Purchaser’s Group taken as a whole and no material depletion in the net assets of the Purchaser’s Group taken as a whole; and

1.5.3
no Purchaser’s Group Company has entered into any contracts or commitments of a long term or unusual nature or which involve or could involve an obligation of a material nature or magnitude or for the acquisition or disposal of any business or assets or has assumed any liabilities (including contingent liabilities) which are material for disclosure in the context of the Issue.

2.	LOANS, FACILITIES AND INDEBTEDNESS

2.1	Except as disclosed in the Press Announcement, the Listing Particulars or the Circular or any market announcement made by the Purchaser since the Accounts Date:

2.1.1
No event has occurred or so far as the Purchaser is aware, having made due and careful enquiry, is likely to occur which (with the giving of notice, the lapse of time the making of any relevant determination by the bank or otherwise) may cause any loan or overdraft of any Purchaser’s Group Company to be repayable in whole or in part prior to the stated date of maturity or cause the commitment of any bank or lender thereunder to be cancelled or reduced or to give rise to any claim under any guarantee or indemnity given by a Purchaser’s Group Company.

2.1.2	No Purchaser’s Group Company has received notice to repay under an agreement relating to borrowing or indebtedness in the nature of borrowing.

3.	LITIGATION

3.1	Except as disclosed in the Press Announcement, the Listing Particulars or the Circular or any market announcement made by the Purchaser since the Accounts Date:

3.1.1
No Purchaser’s Group Company nor any of its officers or agents nor any of its employees is engaged in or is the subject of any litigation or arbitration, administrative, criminal or other proceedings whether as plaintiff, defendant or otherwise, which is material in the context of the Purchaser’s Group or materially adversely affects or is likely to have a material adverse effect on the financial position of that Purchaser’s Group Company.

3.1.2
No litigation or arbitration, administrative, criminal or other proceedings are pending or threatened or expected by or against any Purchaser’s Group Company or any such officer, agent or employee which is likely to have a material impact on the business of the Purchaser’s Group and to the best of the knowledge, information and belief of the Company there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal or other proceedings.

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3.1.3
No Purchaser’s Group Company nor any of its officers or agents or employees has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which is still in force, and which is material to its business.

3.1.4
For the purposes of this paragraph 3, “proceedings” includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition or taxation matters).

4.	SOLVENCY

4.1	Insolvency

No Purchaser’s Group Company is unable to pay its debt within the meaning of Section 123 of the Insolvency Act 1986.

4.2	Winding-up

No order has been made, petition presented or resolution passed for the winding up of any Purchaser’s Group Company and no meeting has been convened for the purposes of winding up any Purchaser’s Group Company. No Purchaser’s Group Company has been a party to any transaction which could be avoided in a winding up.

4.3	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any Purchaser’s Group Company.

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SIGNED by	)
JOHN DONALDSON	)	______________________
in the presence of:	)

SIGNED by	)
JON RICHARDS	)	______________________
in the presence of:	)

SIGNED by	)
SARA ZIMMERMAN	)	______________________
in the presence of:	)

SIGNED by	)
RONALD HAYLOCK	)	______________________
in the presence of:	)

SIGNED by	)
MICHAEL BULLER	)	______________________
in the presence of:	)

SIGNED by	)
CHARLES SMITH	)	______________________
in the presence of:	)

SIGNED by	)
BRIAN FARRUGIA	)	______________________
in the presence of:	)

SIGNED by	)
ANTHONY SEAMAN	)	______________________
in the presence of:	)

98

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SIGNED by	)
MICHAREL SHIRES	)	______________________
in the presence of:	)

SIGNED by	)
CLIVE JACOBS	)	______________________
in the presence of:	)

SIGNED by ECI 5 B LP, acting by	)
its manager ECI Partners LLP	)	______________________

SIGNED by ECI 5 LP, acting by	)
its manager ECI Partners LLP	)	______________________

SIGNED by ECI DEVELOPMENTS 3 LP, acting by	)
its manager ECI Partners LLP	)	______________________

SIGNED by	)
)
duly authorized for and on	)	______________________
behalf of lastminuite.com plc	)	(Director)
in the presence of:	)

SIGNED by	)
)
duly authorized for and on	)	______________________
behalf of Lastminuite Jersey	)	(Director)
Limited in the presence of:	)